United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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MFA Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2011

To the Stockholders of MFA Financial, Inc.:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 24, 2011, at 10:00 a.m., New York City time, for the following purposes:

(1)
To elect the two directors named in the proxy statement to serve on MFA’s Board of Directors (the “Board”) until our 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

(2)	To approve the amendment to MFA’s charter to increase the number of authorized shares to 1,000,000,000 shares;

(3)	To approve, by advisory (non-binding) vote, MFA’s executive compensation;

(4)	To recommend, by advisory (non-binding) vote, the frequency of future votes on MFA’s executive compensation;

(5)	To ratify the appointment of Ernst & Young LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(6)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on March 22, 2011 has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person.  Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to MFA by using our dedicated internet voting website, our toll-free telephone number or, if you prefer, the mail.  By submitting your proxy voting instructions promptly, either by internet, telephone or mail, you can help MFA avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting.  If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

In order to submit proxy voting instructions prior to the Annual Meeting, you have the option of authorizing your proxy (a) through the internet at www.proxyvote.com and following the instructions described on the notice of access card previously mailed to you or on your proxy card, (b) by toll-free telephone at 1-800-690-6903 and following the instructions described on your proxy card or (c) by completing, signing and dating your proxy card and returning it promptly in the postage-prepaid envelope provided.

Your proxy is being solicited by the Board.  The Board recommends that you vote in favor of the proposed items.

By Order of the Board

Timothy W. Korth
General Counsel, Senior Vice President and Corporate Secretary
New York, New York
April                      , 2011

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2011

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), for use at MFA’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 24, 2011, at 10:00 a.m., New York City time, or at any postponement or adjournment thereof.

In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to authorize their proxy by internet, telephone or mail.  Stockholders are requested to vote their shares of our common stock, par value $0.01 per share (the “Common Stock”), by proxy at the Annual Meeting by using the dedicated internet voting website or toll-free telephone number provided for this purpose.  Alternatively, stockholders may authorize their proxy by completing, signing and dating their proxy card and returning it in the postage-prepaid envelope provided.  Specific instructions regarding the internet and telephone voting options are described on the notice of access card previously mailed to you and/or on your proxy card.  Stockholders who authorize their proxy by using the internet or telephone voting options do not need to also return a proxy card.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies.  Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting.  Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting.  If a proxy is properly completed, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the two directors named in this Proxy Statement to serve on the Board until our 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualify, FOR the approval of the amendment to our charter to increase the number of authorized shares to 1,000,000,000 shares, FOR the approval of the advisory (non-binding) vote on our executive compensation, FOR the recommendation on the frequency of future advisory (non-binding) votes on our executive compensation to occur every three years, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.  As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April, 2011.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2010, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm, and their report thereon, dated February 14, 2011.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 22, 2011 (the “Record Date”) with respect to (i) the election of the two directors named in this Proxy Statement to serve on the Board until our 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualify; (ii) the amendment to our charter to increase the number of authorized shares to 1,000,000,000 shares; (iii) the advisory (non-binding) vote on our executive compensation (“Say-on-Pay”); (iv) the recommendation on the frequency of future advisory (non-binding) votes on Say-on-Pay; (v) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, and (vi) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.  Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.  A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.  Under New York Stock Exchange (the “NYSE”) rules, brokers are not allowed to vote shares held in their clients’ accounts on uncontested elections of directors, on the amendment to our charter, on Say-on-Pay or on the frequency of future advisory (non-binding) votes on Say-on-Pay, unless the client (as beneficial owner) has provided voting instructions.  The ratification of the appointment of our independent registered public accounting firm is, however, a proposal for which brokers do have discretionary voting authority.  Abstentions and broker non-votes, if any, will have no effect on the election of directors, the advisory (non-binding) vote on Say-on-Pay, the recommendation on the frequency of future advisory (non-binding) votes on Say-on-Pay or the ratification of the appointment of Ernst & Young LLP.  With respect to the proposal to amend our charter to increase the number of authorized shares to 1,000,000,000 shares, abstentions and broker non-votes will have the same effect of a vote against the proposal.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.  The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of directors, a plurality of all the votes cast at the Annual Meeting, (ii) for the amendment to our charter to increase the number of authorized shares to 1,000,000,000 shares, a majority of the votes entitled to be cast on the matter, (iii) for the advisory (non-binding) vote on Say-on-Pay, a majority of the votes cast on the proposal, (iv) for the recommendation on the frequency of future advisory (non-binding) votes on Say-on-Pay, the option of one year, two years or three years that receives a majority of the votes cast on the proposal will be the frequency for the advisory (non-binding) vote on Say-on-Pay that has been recommended by stockholders, and (v) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal.  With respect to the recommendation on the frequency of future advisory (non-binding) votes on Say-on-Pay, if no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.  This vote, like the vote on Say-on-Pay, is advisory and not binding on the Board or MFA in any way and the Board or its Compensation Committee may determine that it is in the best interests of MFA to hold an advisory vote on Say-on-Pay more or less frequently than the option recommended by our stockholders.

As of the Record Date, we had issued and outstanding 356,056,523 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our Charter and Bylaws, the Board is currently comprised of nine directors, Stewart Zimmerman, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan, Michael L. Dahir, William S. Gorin, Alan L. Gosule, Robin Josephs and George H. Krauss, and is divided into three classes, with Messrs. Blank, Buchanan and Gorin constituting the Class I directors, Messrs. Dahir and Krauss and Ms. Josephs constituting the Class II directors, and Messrs. Zimmerman, Brodsky and Gosule constituting the Class III directors.  One class of directors is elected at each annual meeting of our stockholders for a term of three years.  Each director holds office until his successor has been duly elected and qualified or the director’s earlier resignation, death or removal.  The term of the Board’s Class I directors expires at the Annual Meeting.  The terms of the other two classes of directors expire at MFA’s 2012 Annual Meeting of Stockholders (Class II directors) and MFA’s 2013 Annual Meeting of Stockholders (Class III directors).  Mr. Buchanan, whose term expires at the Annual Meeting, has notified us that he will not stand for re-election as a director at the Annual Meeting.  As a result, effective as of the date of the Annual Meeting, the Board will reduce the number of directors serving on the Board from nine to eight and, in connection therewith, will reduce the number of Class I directors from three to two.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Messrs. Blank and Gorin have been nominated by the Board to stand for re-election as Class I directors by the stockholders at the Annual Meeting to serve until our 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.  If the candidacy of Mr. Blank or Mr. Gorin should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidate or candidates (if any) as shall be nominated by the Board.  The Board has no reason to believe that, if re-elected, Messrs. Blank and Gorin will be unable or unwilling to serve as Class I directors.

The Board has determined that all of our current directors are qualified to serve as directors of the Company.  The biographies of each of the Board’s nominees standing for re-election and our continuing directors set forth below contain information regarding each person’s service as a director, business experience and education, director positions held currently or at any time during the last five years, information regarding certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board and its Nominating and Corporate Governance Committee to determine that the person should serve as a director on the Board in 2011.  In addition to the specific information set forth in these biographies, each of our directors also possesses the tangible and intangible attributes and skills which we believe are necessary to be an effective director on the Board, including experience at senior levels in areas of expertise relevant and beneficial to our business and industry, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of directors of the Company.

Nominees for Re-Election as Class I Directors

The following information is furnished regarding the nominees for re-election as Class I directors by the holders of Common Stock.

Stephen R. Blank, 65, has served as a director of MFA since 2002.  Since 1998, Mr. Blank has been a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy.  Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director – Real Estate Investment Banking of CIBC Oppenheimer Corp.  From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc.  From 1979 to 1989, Mr. Blank served as Managing Director – Real Estate Investment Banking of Kidder, Peabody & Co.  From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated as Vice President, Direct Investment Group.  Mr. Blank currently serves as a member of the board of directors of Home Properties, Inc., where he is Chairman of the audit committee and a member of the nominating and governance committee, and as Chairman of the board of trustees of Ramco-Gershenson Properties Trust, where he is Chairman of the audit committee and a member of the compensation committee.  From May 1999 to February 2007, Mr. Blank was a member of the board of directors of BNP Residential Trust, Inc.  Mr. Blank is a graduate of Syracuse University and received a Masters of Business Administration degree in Finance from Adelphi University.

We believe that Mr. Blank’s qualifications to serve on the Board include his extensive knowledge of the real estate industry as evidenced by his position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance, his substantial service on the boards and committees of other public and private companies and his regular attendance of director continuing education programs.

William S. Gorin, 52, has served as a director of MFA since 2010.  Mr. Gorin currently serves as our President.  From 1997 to 2008, he served as our Executive Vice President and, from 2001 to September 2010, as our Chief Financial Officer.  During his tenure with MFA, he has also served as our Treasurer and our Secretary.  From 1989 to 1997, he held various positions with PaineWebber Incorporated/Kidder, Peabody & Co. Incorporated, serving as a First Vice President in the Research Department.  Prior to that position, Mr. Gorin was Senior Vice President in the Special Products Group.  From 1982 to 1988, Mr. Gorin was employed by Shearson Lehman Hutton, Inc./E.F. Hutton & Company Inc. in various positions in corporate finance and direct investments.  Mr. Gorin is a graduate of Brandeis University and received a Masters of Business Administration degree from Stanford University.

We believe that Mr. Gorin’s qualifications to serve on the Board include his position as our President, his extensive knowledge of mortgage-backed securities and capital markets, his substantial knowledge of our business operations and investment strategies and his overall experience in the investment banking industry, including his expertise in corporate finance.

THE BOARD RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF MESSRS. BLANK AND GORIN AS CLASS I DIRECTORS.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR MESSRS. BLANK AND GORIN, UNLESS OTHERWISE INSTRUCTED.

Other Class I Director

The following information is furnished regarding our other Class I director (who has notified us that he will not stand for re-election as a director at the Annual Meeting).

Edison C. Buchanan, 56, has served as a director of MFA since 2004.  Since 2001, Mr. Buchanan has been Corporate Advisor at The Trust for Public Land, a non-profit land conservation organization.  In 2000, Mr. Buchanan served as Managing Director and Head of the Domestic Real Estate Investment Banking Group of Credit Suisse First Boston.  From 1997 to 2000, he was a Managing Director in the Real Estate Investment Banking Group at Morgan Stanley.  From 1981 to 1997, Mr. Buchanan was a Managing Director of various groups in the Investment Banking Division at Dean Witter Reynolds, Inc.  Mr. Buchanan currently serves as a member of the board of directors of Pioneer Natural Resources Company, where he is Chairman of the compensation and management development committee and a member of the nominating and corporate governance committee, and as Chairman of the board of directors of The Commonweal Conservancy.  Mr. Buchanan is a graduate of Tulane University and received a Masters in Business Administration degree from Columbia University.

Continuing Class II Directors

The following information is furnished regarding our Class II directors (who will continue to serve on the Board until our 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Michael L. Dahir, 62, has served as a director of MFA since 1998.  Since 1988, Mr. Dahir has been the Chairman and Chief Executive Officer of Omaha State Bank in Omaha, Nebraska.  From 1974 to 1988, Mr. Dahir held various positions with Omaha National Bank, including Senior Vice President and head of the Commercial Banking Services division, and was also Senior Vice President and Chief Financial Officer of the bank’s parent company, FirsTier Holding Company.  Mr. Dahir is a non-practicing certified public accountant.  Mr. Dahir is Chairman of the Jesuit Partnership Council of Omaha, serves on the board and executive committee of Catholic Charities and is a member of the board of directors of Legatus International.  Mr. Dahir is a graduate of Creighton University.

We believe that Mr. Dahir’s qualifications to serve on the Board include his considerable experience in banking and financial matters, including his current position as Chairman and Chief Executive Officer of Omaha State Bank and his past position as Senior Vice President and Chief Financial Officer of a publicly-traded bank, his experience as a certified public accountant and his significant exposure to our business and industry through length of service on the Board.

George H. Krauss, 69, has served as a director of MFA since 1997.  Mr. Krauss was named a Managing Director of The Burlington Capital Group, LLC (“Burlington”) in 2010 and, from 1997 to 2010, was a consultant to Burlington.  From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993, and, from 1997 to 2006, was Of Counsel to such firm.  Mr. Krauss currently serves as a member of the board of managers of Burlington, which is the general partner of America First Tax Exempt Investors, LP.  Mr. Krauss was a member of the boards of directors of Gateway, Inc., from 1991 to October 2007, West Corporation, from January 2001 to October 2006, America First Apartment Investors, Inc., from January 2003 to September 2007, and infoGROUP, Inc., from December 2007 to July 2010.  Mr. Krauss is a graduate of, and received a Juris Doctorate degree and a Masters in Business Administration degree from, the University of Nebraska.

We believe that Mr. Krauss’ qualifications to serve on the Board include his significant experience as a managing partner of a major law firm, his substantial service on the boards and committees of other public and private companies, his considerable legal and business experience in corporate, mergers and acquisitions and regulatory matters and his significant exposure to our business and industry through length of service on the Board.

Robin Josephs, 51, has served as a director of MFA since 2010.  From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments.  From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co. serving in the real estate group of the investment banking division and, later, in the equity capital markets division.  Ms. Josephs currently serves as a member of the board of directors of iStar Financial, where she is lead director and serves as a member of the audit, compensation and nominating and governance committees, and Plum Creek Timber Company, Inc., where she serves on the audit and compensation committees.  From January 2005 to December 2005, Ms. Josephs was a member of the board of directors of Instinet Group Incorporated (which was acquired by The Nasdaq Stock Market, Inc. in December 2005).  Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation and the Tourette Syndrome Association.  Ms. Josephs is a graduate of The Wharton School of the University of Pennsylvania and received a Masters in Business Administration degree from Columbia University.

We believe that Ms. Josephs’ qualifications to serve on the Board include her significant knowledge of the specialty finance and real estate industries, her extensive experience in the investment banking industry, including her expertise in public and private real estate finance and equity capital markets, her substantial service on the boards and committees of other public and private companies, her experience with corporate governance, finance and other related matters and her regular attendance of director continuing education programs.

Continuing Class III Directors

The following information is furnished regarding our Class III directors (who will continue to serve on the Board until our 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Stewart Zimmerman, 66, has served as a director of MFA since 1997 and was appointed Chairman of the Board in 2003.  Mr. Zimmerman currently serves as our Chief Executive Officer.  From 1997 to 2008, he also served as our President.  From 1989 through 1997, he initially served as a consultant to The America First Companies and became Executive Vice President of America First Companies, L.L.C. (“America First”).  During this time, he held the following positions: President and Chief Operating Officer of America First REIT, Inc. and President of several America First mortgage funds, including America First Participating/Preferred Equity Mortgage Fund, America First PREP Fund 2, America First PREP Fund II Pension Series Limited Partnership, Capital Source L.P., Capital Source II L.P., America First Tax Exempt Mortgage Fund Limited Partnership and America First Tax Exempt Fund 2 Limited Partnership.  Prior to 1989, Mr. Zimmerman held various positions with other financial-related companies, including Security Pacific Merchant Bank, E.F. Hutton & Company Inc., Lehman Brothers, Bankers Trust Company and Zenith Mortgage Company.  Mr. Zimmerman is a graduate of Michigan State University.

We believe that Mr. Zimmerman’s qualifications to serve on the Board include his position as our Chief Executive Officer, including his responsibility for day-to-day operations of the Company, his extensive knowledge of mortgage-backed securities and the fixed income, mortgage banking and specialty finance industries and his substantial knowledge of our business operations, corporate culture and investment strategies.

James A. Brodsky, 65, has served as a director of MFA since 2004.  Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Sidman Kider PC in Washington, D.C. and has practiced law with that firm and its predecessor since 1977.  Mr. Brodsky provides legal advice and business counsel to publicly traded and privately held national and regional residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac and Ginnie Mae), mergers and acquisitions, asset purchases and sales, mortgage compliance issues, and strategic business initiatives.  Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development.  He currently serves as general counsel of the National Reverse Mortgage Lenders Association and is Co-Founder and Chairman of the Open Door Housing Fund (a revolving fund resource for the preservation and re-development of affordable housing in the Washington, D.C. area).  Mr. Brodsky is a graduate of Cornell University and received a Juris Doctorate degree from Georgetown University and a Masters of Science in Electrical Engineering from Columbia University.

We believe that Mr. Brodsky’s qualifications to serve on the Board include his significant experience as a lawyer and founding member of a national law firm specializing in residential mortgage finance, his extensive knowledge of the origination and servicing of, and the regulatory aspects relating to, residential mortgage loans, his experience with the federal executive branch agencies that regulate and directly affect the residential mortgage sector and his general experience with corporate governance, finance and other related matters.

Alan L. Gosule, 70, has served as a director of MFA since 2001.  Mr. Gosule is a partner in the law firm of Clifford Chance US LLP (“Clifford Chance”) in New York, New York and has practiced law with such firm and its predecessor since 1991.  From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of such firm’s Tax, Pension and Employment Department for the Americas.  Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of such firm’s Management Committee and the Chairman of the Tax Department.  Mr. Gosule currently serves as a member of the board of directors of Home Properties, Inc., where he is a member of the audit and corporate governance/nominating committees, F.L. Putnam Investment Management Company and Pioneer Natural Resources GP LLC, the general partner of Pioneer Southwest Energy Partners L.P., and as a member of the board of trustees of the Ursuline Academy.  Mr. Gosule is a graduate of Boston University and received a Juris Doctorate degree from Boston University Law School and an LLM in Taxation from Georgetown Law School.

We believe that Mr. Gosule’s qualifications to serve on the Board include his significant experience as a lawyer and partner of a major international law firm, his extensive knowledge of tax law and related matters, including real estate investment trusts, and his considerable experience in advising, and his service on the boards and committees of, other public and private companies.

In accordance with our charter, vacancies occurring on the Board as a result of (i) the removal from office, resignation or death of a director and (ii) an increase in the number of directors serving on the Board may be filled only by a majority of the remaining directors in office.

There is no familial relationship among any of the members of our Board or executive officers, except that William S. Gorin, our President and a director, and Ronald A. Freydberg, one of our Executive Vice Presidents, are brothers-in-law.

2.  AMENDMENT TO OUR CHARTER TO INCREASE THE NUMBER OF
AUTHORIZED SHARES TO 1,000,000,000 SHARES

Our charter currently authorizes us to issue up to a combined total of 500,000,000 shares of capital stock, par value $0.01 per share, consisting of 445,000,000 shares of Common Stock, 5,000,000 shares of preferred stock and 50,000,000 shares of excess stock.  As of March 22, 2011, we had issued and outstanding 359,896,523 shares of capital stock, consisting of 356,056,523 shares of Common Stock, 3,840,000 shares of preferred stock, and no shares of excess stock.  While we have no immediate plans to issue additional shares of capital stock, the Board believes that it is necessary for us to always have the ability to issue additional shares for general corporate purposes.  To retain the ability to issue additional shares of capital stock in the future, we seek to increase the number of shares we are currently authorized to issue under our charter.  The proposed amendment to our charter raises the total number of authorized shares of all classes that we are permitted to issue from 500,000,000 shares to 1,000,000,000 shares.

The proposed amendment to our charter deletes the first sentence of Article SIXTH (a) of our charter and replaces it with the following:

“SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is one billion (1,000,000,000) shares of capital stock, par value $0.01 per share, amounting in the aggregate par value to ten million dollars ($10,000,000).  Of these shares of capital stock, 895,000,000 shares are classified as “Common Stock,” 5,000,000 shares are classified as “8.50% Series A Cumulative Redeemable Preferred Stock,” and 100,000,000 shares are classified as “Excess Stock.”

The Board believes that it is in our best interests to have additional Common Stock authorized which would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of assets or other corporate purposes.  The additional authorized shares of excess stock will be available for issuance pursuant to our charter and as may be necessary to preserve our qualification as a real estate investment trust under applicable tax laws.  Because the holders of our Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders’ proportionate interests.  However, in any such event, stockholders wishing to maintain their proportionate interests may be able to do so through normal market purchases.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 1,000,000,000 SHARES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS AMENDMENT TO OUR CHARTER, UNLESS OTHERWISE INSTRUCTED.

3.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking an advisory (non-binding) vote on the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement) as disclosed in this Proxy Statement.  Stockholders are being asked to vote on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of MFA Financial, Inc. approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2011 Annual Meeting, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”

This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.

We believe that stockholders should vote FOR this proposal because our executive compensation program directly links pay to performance and encourages our Named Executive Officers to focus on both near-term financial performance and long-term, sustainable growth for stockholders, with the following key features:

•	The majority of the compensation opportunity is in a balanced mix of annual incentive and long-term equity awards;

•
For our Senior Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement), the annual incentive awards are strongly linked to Return on Average Equity goals, but are subject to discretionary adjustment (upward or downward by as much as 30% in any given year) by the Compensation Committee to reflect other performance factors;

•
A significant portion of annual incentive awards are delivered in the form of restricted stock awards that vest over three to four years, which encourages our Named Executive Officers to focus on creating annual performance that delivers sustainable results;

•
For 2010, long-term incentive awards were made in a balanced mix of time-based and performance-based restricted stock units (“RSUs”) that “cliff” vest over a two to four-year period and, in the case of the performance-based awards, will vest only if our “return to stockholders” hits pre-established goals over the vesting period;

•
Our Senior Executive Officers must retain annual incentive equity compensation awards until meaningful levels of stock ownership are attained (generally, from three to five times base salary), which further strengthens the alignment of executive interests with long-term stockholder interests; and

•	Executives receive modest benefits consistent with all other salaried employees, very limited perquisites and no tax gross-ups.

You are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in “Compensation Discussion and Analysis” of this Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION, UNLESS OTHERWISE INSTRUCTED.

4.  RECOMMENDATION ON THE FREQUENCY OF HOLDING FUTURE ADVISORY (NON-BINDING) VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory (non-binding) vote on the frequency of future advisory votes (occurring every one, two or three years) on the compensation of our Named Executive Officers.  You may cast your vote by choosing one year, two years or three years or you may abstain from voting with respect to this proposal.

After careful consideration, the Board has decided to recommend that stockholders vote in favor of holding a stockholders advisory (non-binding) vote on executive compensation every three years.  The Board supports a three-year interval because it believes that this frequency will permit stockholders to evaluate our executive compensation program against our long-term performance. A substantial portion of the compensation opportunity we provide to our Named Executive Officers is in the form of long-term equity compensation that does not become earned and realized until after the applicable vesting period, generally three to four years.  Accordingly, we believe it is most appropriate for stockholders to express their views on our compensation program every three years.  Requiring a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our compensation program should be evaluated.  Additionally, we believe our stockholders’ ability to contact us at any time to express specific views on executive compensation reduces the need for more frequent advisory votes on executive compensation.  While the results of voting on this item will not be binding upon the Board or the Compensation Committee, we value stockholders’ opinions and will take the results of the vote into account when determining the frequency of an advisory vote on executive compensation.

The option of one year, two years or three years that receives a majority of the votes cast will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders.  In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option recommended by stockholders.  However, as this is an advisory vote, the result will not be binding on the Board or the Compensation Committee.  The Board or the Compensation Committee may determine that it is in our best interests to hold an advisory (non-binding) vote on executive compensation more or less frequently than the option recommended by stockholders.  Stockholders are not voting to approve or disapprove the recommendation of the Board that the advisory (non-binding) vote on the compensation of our Named Executive Officers be held every three years.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE OPTION OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS INCLUDED IN THE PROXY STATEMENT.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS RECOMMENDATION OF “EVERY THREE YEARS” AS THE FREQUENCY OF FUTURE ADVISORY (NON-BINDING) VOTES ON EXECUTIVE COMPENSATION, UNLESS OTHERWISE INSTRUCTED.

5.  RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  Ernst & Young LLP has audited our financial statements since the 2003 fiscal year.  The Board is requesting that our stockholders ratify the appointment of Ernst & Young LLP.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm.  However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  In the event that ratification of this appointment of our independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009.

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees (1)	$846,228	$719,026
Audit-Related Fees (2)	—	—
Tax Fees (3)	43,960	12,700
All Other Fees (4)	—	10,000
Total	$890,188	$741,726

(1)
2010 and 2009 Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; and (iii) comfort letters, consents and other services related to Securities and Exchange Commission (“SEC”) and other regulatory filings and communications.

Audit Fees for 2010 and 2009 also include the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	There were no Audit-Related Fees incurred in 2010 or 2009.

(3)	2010 and 2009 Tax Fees include tax compliance, tax planning, tax advisory and related tax services.

(4)
2009 All Other Fees include Ernst & Young LLP’s audit and consents and other services related to SEC and other regulatory filings for MFResidential Investments, Inc., a wholly-owned subsidiary of MFA.  Except as described in the previous sentence, there were no other professional services rendered by Ernst & Young LLP in 2010 or 2009.

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS RATIFICATION, UNLESS OTHERWISE INSTRUCTED.

BOARD AND COMMITTEE MATTERS
Board of Directors

The Board is responsible for directing the management of our business and affairs.  The Board conducts its business through meetings and actions taken by written consent in lieu of meetings.  During the year ended December 31, 2010, the Board held five meetings and acted 13 times by written consent in lieu of a meeting.  Each of our directors attended at least 75% of the meetings of the Board and of the Board’s committees on which they served during 2010.  Seven of the nine directors then serving on the Board attended our 2010 Annual Meeting of Stockholders.  During 2010, the Board expanded its size from seven to eight directors in January and then from eight to nine directors in March and, in connection with these expansions, appointed Robin Josephs as a Class II director, effective January 4, 2010, and William S. Gorin as a Class I director, effective March 4, 2010, to fill the resulting vacancies.  Effective the date of the Annual Meeting, the Board will decrease its size from nine to eight directors.  The Board’s policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Capital Advisory Committee.

Audit Committee.  Stephen R. Blank (Chair), Edison C. Buchanan, Michael L. Dahir and Robin Josephs are currently the members of the Audit Committee.  The Board has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee.  The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Messrs. Blank and Dahir and Ms. Josephs qualify as “audit committee financial experts” for purposes of, and as defined by, SEC rules and have the requisite accounting or related financial management expertise required by the NYSE listing standards.  In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards.  The Audit Committee, which met eight times during 2010, is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements.  In accordance with its written charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee.  The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies.  The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.mfa-reit.com.

Compensation Committee.  Robin Josephs (Chair), Stephen R. Blank and George H. Krauss are currently the members of the Compensation Committee.  The Board has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee.  The Compensation Committee, which met six times and acted three times by written consent during 2010, is responsible for, among other things, overseeing the approval, administration and evaluation of MFA’s compensation plans, policies and programs and reviewing and establishing the compensation of our directors and executive officers.  The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.mfa-reit.com.

Nominating and Corporate Governance Committee.  Michael L. Dahir (Chair), Edison C. Buchanan and George H. Krauss are currently the members of the Nominating and Corporate Governance Committee.  The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which met four times during 2010, is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to stand for election by our stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to us and directing the Board in an annual review of its performance.  The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.mfa-reit.com.

Capital Advisory Committee.  Stewart Zimmerman (Chair), Edison C. Buchanan, William S. Gorin and George H. Krauss are currently the members of the Capital Advisory Committee.  The Capital Advisory Committee is responsible for, among other things, overseeing our compliance with our investment strategy and other capital and financial operating policies.

We will provide the written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them.  Requests should be directed to Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

Report of the Audit Committee

The Audit Committee of the Board is responsible for monitoring, on behalf of the Board, the integrity of our consolidated financial statements, our system of internal controls, the performance, qualifications and independence of our independent registered public accounting firm and our compliance with related legal and regulatory requirements.  The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate the performance of and, when appropriate, replace our independent registered public accounting firm.  The Audit Committee operates under a written charter adopted by the Board.

Management has the primary responsibility for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting.  Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto.  The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting.  The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence.  The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held eight meetings during 2010.  The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, Ernst & Young LLP, our independent registered public accounting firm, and Grant Thornton LLP, our internal auditing firm.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010, and the related report prepared by Ernst & Young LLP, with management and Ernst & Young LLP.  The Audit Committee discussed with Ernst & Young LLP and Grant Thornton LLP the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002.  The Audit Committee also reviewed and discussed with management, Ernst & Young LLP and Grant Thornton LLP management’s annual report on our internal control over financial reporting and the reports and memoranda prepared by Ernst & Young LLP with respect to its audit of our internal control over financial reporting.  The Audit Committee met with Ernst & Young LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee reviewed and discussed with Ernst & Young LLP their 2010 audit plan for MFA and their proposed implementation of this plan.  The Audit Committee also discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board’s (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T, which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Ernst & Young LLP their independence from us.  Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and represented that it is independent from us.  When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting, were compatible with maintaining their independence.  The Audit Committee reviewed and approved the audit, tax and other professional services performed by, and the amount of fees paid for such services to, Ernst & Young LLP.  The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm.  The Audit Committee received regular updates on the amount of fees and scope of audit, tax and other professional services provided.

Based on the Audit Committee’s review and the outcome of these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board that our audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in our annual report on Form 10-K filed with the SEC.  The Audit Committee has also selected and appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and is presenting this selection to our stockholders for ratification.

Stephen R. Blank, Chair
Edison C. Buchanan
Michael L. Dahir
Robin Josephs

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) ”soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

During 2010, we paid, on a semi-annual basis in 50% increments in advance on the last business day of May and November, (i) an annual board fee to our non-employee directors of $60,000 per year; (ii) an annual chair fee to the non-employee director acting as the Chair of the Audit Committee of $12,500 per year; (iii) an annual chair fee to the non-employee director acting as the Chair of the Compensation Committee of $7,500 per year; (iv) an annual chair fee to the non-employee director acting as Chair of the Nominating and Corporate Governance Committee of $7,500 per year; and (v) an annual fee to the non-employee director acting as the Lead Director of $7,500 per year.  In addition, under MFA’s Amended and Restated 2010 Equity Compensation Plan (the “2010 Equity Compensation Plan”), we made an annual award of equity compensation to each of our non-employee directors consisting of 7,500 restricted shares of Common Stock (“Restricted Shares”) and an additional 5,000 Restricted Shares to our Lead Director.  These Restricted Shares must be retained by the non-employee directors and, subject to certain exceptions, may not be sold or otherwise transferred until six months after termination of service with us.  In accordance with the stated terms of the Board’s compensation package, these Restricted Shares are granted to our non-employee directors on a semi-annual basis in 50% increments on the last business day of May and November in each year.  Our non-employee directors may also participate in our Second Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allows participants to elect to defer receipt of 50% or 100% of their annual cash board fee and, if applicable, 100% of their annual cash chair fees.  In addition, the non-employee directors are subject to a share retention/alignment requirement whereby each non-employee director shall be required to hold and maintain equity in MFA, which shall include Common Stock, convertible (but not perpetual) preferred stock, Restricted Shares and deferred stock units under the Non-Employee Directors Plan (collectively, the “Equivalent Shares”), in an amount equal to no less than 37,500 Equivalent Shares.  This retention requirement shall be applicable (i) to non-employee directors joining the Board on or after January 1, 2010, five years after becoming a director and (ii) to incumbent non-employee directors serving on the Board on December 31, 2009, within five years of the implementation of this modified compensation package.

The following table summarizes the annual compensation received by our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)(4)
Stephen R. Blank	$72,500	$58,050	$—	$130,550
James A. Brodsky	70,625	112,026	—	182,651
Edison C. Buchanan	60,000	58,050	—	118,050
Michael L. Dahir	67,500	58,050	—	125,550
Alan L. Gosule	60,000	58,050	—	118,050
Robin Josephs	67,500	58,050	6,731	132,281
George H. Krauss	60,000	58,050	—	118,050

(1)
Amounts in this column represent the annual board fees, annual committee chair fees and annual lead director fees earned or paid to non-employee directors for service in 2010.  In addition to the lead director fees paid on the last business day of May and November in 2010, this column also includes lead director fees paid on May 28, 2010 with respect to the period of January 1, 2010 through May 20, 2010.

(2)
Amounts in this column represent the aggregate grant date fair value of such stock awards computed in accordance with FASB ASC Topic 718. During 2010, each non-employee director was granted (a) 3,750 Restricted Shares on May 28, 2010, which had a value of $7.33 per share (based on the fair market value of the Common Stock), and (b) 3,750 Restricted Shares on November 30, 2010, which had a value of $8.15 per share (based on the fair market value of the Common Stock).  In addition, during 2010, the Lead Director was granted (x) an additional 4,584 Restricted Shares on May 28, 2010 (which included Restricted Shares granted to the Lead Director for the period of January 1, 2010 through May 20, 2010), which had a value of $7.33 per share (based on the fair market value of the Common Stock), and (y) an additional 2,500 Restricted Shares on November 30, 2010, which had a value of $8.15 per share  (based on the fair market value of the Common Stock).

(3)
In connection with her appointment to the Compensation Committee in May 2010, Ms. Josephs was granted 5,000 non-qualified stock options (“NQSOs”) at a strike price of $6.99 per share on May 21, 2010.  The amount in this column represents the aggregate grant date fair value of such stock option award computed in accordance with FASB ASC Topic 718, using the Black-Scholes-Merton option pricing model.  As of December 31, 2010, our non-employee directors held the following number of unexercised NQSOs:

Name	Number of Unexercised NQSOs
Stephen R. Blank	5,000
James A. Brodsky	5,000
Edison C. Buchanan	5,000
Michael L. Dahir	5,000
Alan L. Gosule	5,000
Robin Josephs	5,000
George H. Krauss	5,000

(4)
Total compensation for non-employee directors does not include aggregate distributions paid on dividend equivalent rights (“DERs”), which represent the right to receive a distribution on each DER equal to the cash dividend paid on a share of Common Stock. During 2010, each non-employee director (other than Ms. Josephs) received distributions on the 1,250 DERs which were attached to 1,250 of the 5,000 outstanding NQSOs held by such directors.  For 2010, this resulted in cash payments of $1,156 to each such director.  In connection with joining the Compensation Committee on May 21, 2010, Ms. Josephs was granted 5,000 NQSOs, of which 1,250 NQSOs had DERs attached. These NQSOs held by Ms Josephs will become exercisable on the one-year anniversary of the date of grant (May 21, 2011). DERs are entitled to receive distributions only to the extent that the underlying NQSOs are exercisable.

Non-employee directors are also eligible to receive grants of NQSOs, restricted stock, phantom shares and DERs under the Equity Compensation Plan.  We reimburse all non-employee directors for travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or related to their activities on our behalf.  In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events.  Directors who are also our employees are not entitled to receive additional compensation for serving on the Board.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of the Board.  The Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations.  Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Chief Executive Officer and other executive officers.

Board Leadership Structure

The positions of our Chairman of the Board and our Chief Executive Officer are currently held by Stewart Zimmerman.  In 2010, the Board established the function of Lead Director and the Board’s independent directors appointed James A. Brodsky to this position to serve until the 2011 annual meeting of the Board.  We believe that this Board leadership structure is appropriate for MFA, in that the combined role of the Chairman of the Board and the Chief Executive Officer promotes unified leadership and direction for MFA, allowing for a single, clear focus for management to execute MFA’s strategy and business plan, while also providing for effective oversight by an independent Board assisted by the Lead Director.  We believe the Chief Executive Officer is in the best position to focus the independent directors’ attention on the issues of greatest importance to MFA and its stockholders.  We believe that our overall corporate governance policies and practices combined with the strength of our independent directors minimize any potential conflicts that may result from combining the roles of our Chairman of the Board and our Chief Executive Officer.  As part of its annual self-assessment, the Board will consider whether the current leadership structure continues to be optimal for MFA and its stockholders.

Lead Director Position

The Board established the Lead Director role to be fully independent of MFA’s management.  James A. Brodsky, an independent director, currently serves as the Lead Director.  Among other things, the Lead Director: (1) presides at all meetings of the Board at which the Chairman of the Board is not present; (2) has the authority to call, and will lead, meetings and executive sessions of our independent and non-management directors; (3) consults with the Chairman of the Board in establishing the agenda for Board meetings; (4) helps facilitate communication between the Chairman of the Board/Chief Executive Officer and the Board; (5) acts as a liaison between the Board and management; (6) confirms the Board has a process of regularly assessing the effectiveness of the Board, its committees and individual directors and management; and (7) performs such other functions as may be designated from time to time.  The Lead Director will be elected annually by a majority of the non-management and independent directors then serving on the Board at each annual meeting of the Board beginning in 2011.

Board’s Role in Risk Oversight

The Board is responsible for the oversight of MFA’s risk management.  The Board oversees and monitors MFA’s risk management framework and actively reviews risks that may be material to us.  As part of this oversight process, the Board regularly receives reports from management on areas of material risk to MFA, including operational, financial, interest rate, liquidity, credit, market, legal and regulatory, accounting and strategic risks.  The Board receives these reports from the appropriate sources within MFA to enable it to understand our risk identification, risk management and risk mitigation strategies.  To the extent applicable, the Board and its committees coordinate their risk oversight roles.  As part of its written charter, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management, including major financial risk exposures, is undertaken by MFA and its management and the Compensation Committee oversees our compensation programs to ensure that they do not encourage unnecessary or excessive risk taking.  The goal of these processes is to achieve serious and thoughtful board-level attention to our risk management process and framework, the nature of the material risks we face and the adequacy of our risk management process and framework designed to respond to and mitigate these risks.

Director Independence

The Guidelines provide that a majority of the directors serving on the Board must be independent as determined by the Board in accordance with the rules and standards established by the NYSE.  In addition, as permitted under the Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors.  Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that seven of our nine current directors, Stephen R. Blank, James A. Brodsky, Edison C. Buchanan, Michael L. Dahir, Alan L. Gosule, Robin Josephs and George H. Krauss, qualify as independent directors under the NYSE listing standards and the Independence Standards.  In determining that Mr. Gosule qualifies as an independent director under the NYSE listing standards and the Independence Standards, the Board took into consideration in making its determination that Mr. Gosule is a Partner at Clifford Chance US LLP (“Clifford Chance”), which acted as MFA’s primary outside legal counsel during 2010, 2009 and 2008 for which it was paid fees.  In connection with making its determination, the Board specifically noted that (a) the amount of fees paid to Clifford Chance in each of those years did not exceed the specific thresholds for impacting independence set forth in the NYSE listing standards and the Independence Standards and (b) in 2011, K&L Gates LLP took over the role as MFA’s primary outside legal counsel.  The Independence Standards are available for viewing on our website at www.mfa-reit.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees.  The Code of Conduct was designed to assist directors, officers and employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures.  Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, and health and safety.  The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Board.  The Code of Conduct is available for viewing on our website at www.mfa-reit.com.  We will also provide the Code of Conduct, free of charge, to stockholders who request it.  Requests should be directed to Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities.  Among the areas addressed by the Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations.  The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Guidelines and will recommend, as appropriate, proposed changes to the Board.  The Guidelines are available for viewing on our website at www.mfa-reit.com.  We will also provide the Guidelines, free of charge, to stockholders who request them.  Requests should be directed to Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

Review and Approval of Transactions with Related Persons

The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock or immediate family members of any of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  A summary of these policies and procedures is set forth below:

Policies

•
Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors.  In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•
Management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee or, if the Chairman of the Audit Committee is the affected director, to the attention of the Chairman of the Nominating and Corporate Governance Committee.

•	The appropriate Chairman shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•
If a transaction that has been entered into without prior approval is not ratified, the Board or committee may consider additional action, in consultation with counsel, including, but not limited to, with respect to transactions that are pending or ongoing, termination of the transaction on a prospective basis or modification of the transaction in a manner that would permit it to be ratified by the Board or committee, and with respect to transactions that are completed, rescission of such transaction and/or disciplinary action.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders.  Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly-qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values.  The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the interests of the Company.  In accordance with the Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated.  The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent our long-term interests and those of our stockholders.

Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership.  We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process.

The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management.  Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries.  In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board.  If the Nominating and Corporate Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews.  The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria.  The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the Board for nomination.  The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates.  If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the notice procedures outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may recommend director candidates for evaluation and consideration by the Nominating and Corporate Governance Committee.  Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date of the proxy statement for the previous year’s annual meeting of stockholders.  Accordingly, to submit a director candidate for consideration for nomination at our 2012 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than , 2011.  The written notice must demonstrate that it is being submitted by a stockholder of record of MFA and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information.  In addition, the stockholder must provide confirmation of each director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.

Communications with the Board

The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally.  Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, who will forward them to the intended recipient(s).  Any such communications may be made anonymously.  Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of the Corporate Secretary, are not required, however, to be forwarded to the directors.  The Board has approved this communication process.

Executive Sessions of Independent Directors

In accordance with the Guidelines, the independent directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board.  These executive sessions of the independent directors are presided over by James A. Brodsky, in his capacity as the Lead Director.

MANAGEMENT

The following table sets forth certain information with respect to each of our executive officers at December 31, 2010.  The Board appoints or annually reaffirms the appointment of all of our executive officers:

Officer	Age	Position Held
Stewart Zimmerman	66	Chairman of the Board and Chief Executive Officer
William S. Gorin	52	President and Director
Ronald A. Freydberg	50	Executive Vice President
Craig L. Knutson	51	Executive Vice President
Stephen D. Yarad	41	Chief Financial Officer
Timothy W. Korth	45	General Counsel, Senior Vice President and Corporate Secretary
Teresa D. Covello	46	Senior Vice President, Chief Accounting Officer and Treasurer
Shira E. Finkel	36	Senior Vice President
Kathleen A. Hanrahan	45	Senior Vice President

Biographical information on Messrs. Zimmerman and Gorin is provided in “Election of Directors” of this Proxy Statement.

Ronald A. Freydberg serves as our Executive Vice President. Mr. Freydberg began with MFA Financial, Inc. in 1997. From 1995 to 1997, Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a fixed-income quantitative analysis and structuring specialist.  From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co.  From 1994 to 1995, he was in J.P. Morgan’s Global Markets Group, where he was involved in commercial mortgage-backed securitization and sale of distressed commercial real estate, including structuring, due diligence and marketing.  From 1985 to 1988, Mr. Freydberg was employed by Citicorp.  Mr. Freydberg holds a Masters of Business Administration degree in Finance from George Washington University and a Bachelor of Arts degree from Muhlenberg College.

Craig L. Knutson serves as our Executive Vice President. Mr. Knutson joined MFA Financial, Inc. in 2008. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages.  From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc., a software development company specializing in custom solutions for small to midsize businesses.  From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading and mortgage finance departments of First Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley.  From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc.  Mr. Knutson holds a Masters of Business Administration degree from Harvard University and a Bachelor of Arts degree (magna cum laude) in Economics and French from Hamilton College.

Stephen D. Yarad serves as our Chief Financial Officer. Mr. Yarad joined MFA Financial, Inc. in 2010.  Prior to joining MFA, Mr. Yarad was a partner in the financial services audit practice of KPMG LLP, having been admitted to the partnership of the firm in 2005.  He has almost 19 years in public accounting serving financial services companies in the United States, Europe, United Kingdom and in Asia Pacific.  He commenced his career with KPMG in Australia in 1991 and held various progressive positions, before relocating permanently to the United States at the end of 2001.  In addition to being a Chartered Accountant and Associate Member of the Institute of Chartered Accountants in Australia, he is also a Certified Public Accountant licensed in New York and New Jersey.  Mr. Yarad holds a Bachelor of Commerce (Accounting and Finance) with merit from the University of New South Wales (Sydney, Australia) and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia.

Timothy W. Korth serves as our General Counsel, Senior Vice President and Corporate Secretary. Mr. Korth joined MFA Financial, Inc. in 2003. From 2001 to 2003, Mr. Korth was a Counsel at the law firm of Clifford Chance US LLP, where he specialized in corporate and securities transactions involving REITs and other real estate companies and, prior to such time, had practiced law with that firm and its predecessor, Rogers & Wells LLP, since 1992.  Mr. Korth is admitted as an attorney in the State of New York and has a Juris Doctor and a Bachelor of Business Administration degree in Finance from the University of Notre Dame.

Teresa D. Covello serves as our Senior Vice President, Chief Accounting Officer and Treasurer. Ms. Covello joined MFA Financial, Inc. in 2001. From 2000 until joining us in 2001, Ms. Covello was a self-employed financial consultant, concentrating in investment banking within the financial services sector.  From 1990 to 2000, she was the Director of Financial Reporting and served on the Strategic Planning Team for JSB Financial, Inc.  Ms. Covello began her career in public accounting with KPMG Peat Marwick (predecessor to KPMG LLP).  Ms. Covello currently serves as a director and president of the board of directors of Commerce Plaza, Inc., a not-for-profit organization.  Ms. Covello is a Certified Public Accountant and has a Bachelor of Science degree in Public Accounting from Hofstra University.

Shira E. Finkel serves as Senior Vice President. Ms Finkel joined MFA Financial, Inc. in 2002. From 1998 to 2002, Ms. Finkel was the Corporate Tax and Insurance Manager with O’Connor Capital Partners.  Ms. Finkel began her career in public accounting in 1996 with Price Waterhouse LLP (predecessor to PricewaterhouseCoopers LLP), where she specialized in corporate tax transactions involving REITs and other real estate companies. Ms. Finkel has a Bachelor of Arts Degree from Ithaca College.

Kathleen A. Hanrahan serves as Senior Vice President. Ms. Hanrahan joined MFA Financial, Inc. in 2008.  From 2007 to 2008, Ms. Hanrahan was Vice President – Financial Reporting with Arbor Commercial Mortgage LLC.  From 1997 to 2006, she held progressive positions, was the First Vice President of Financial Reporting and served on the Disclosure, Corporate Benefits and Sarbanes-Oxley Committees for Independence Community Bank Corp.  From 1992 to 1997, Ms. Hanrahan held various positions with North Side Savings Bank and was Controller from 1996 to 1997.  Ms. Hanrahan began her career in public accounting in 1987 with KPMG Peat Marwick (predecessor to KPMG LLP).  Ms. Hanrahan is a Certified Public Accountant and has a Bachelor of Business Administration degree in Public Accounting from Pace University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses the key features of our executive compensation program and the approach taken by the Compensation Committee of the Board in setting compensation for 2010 for: Stewart Zimmerman, our Chief Executive Officer; William S. Gorin, our President; Stephen D. Yarad, our Chief Financial Officer; Ronald A. Freydberg, one of our Executive Vice Presidents; and Craig L. Knutson, one of our Executive Vice Presidents (collectively, our “Named Executive Officers”).

Executive Summary.  The Compensation Committee oversees the administration of our compensation programs and makes all decisions relating to the compensation of our Named Executive Officers.  The Compensation Committee intends that the compensation paid to the Named Executive Officers be consistent with our overall compensation philosophy and competitive with market practices.

We operated in a challenging business environment during 2010. Our portfolio of agency and non-agency residential mortgage-backed securities (“MBS”) was impacted by numerous factors throughout the year, including the implementation of the initial loan buyout programs by Fannie Mae and Freddie Mac, which increased agency prepayment speeds and resulted in accelerated premium amortization on our agency MBS. The impact of accommodative monetary policy coupled with stabilizing credit conditions resulted in an environment where repurchase agreement funding for both agency and non-agency MBS remained available at attractive market rates. During 2010, we continued to identify and acquire non-agency MBS with superior loss-adjusted yields at prices below par and, in the second half of the year, selectively acquired agency MBS. Credit loss experienced on our non-agency MBS portfolio during 2010 was less than we had originally forecasted. In October of 2010, we successfully refinanced a portion of our non-agency MBS portfolio through a re-securitization transaction. Overall, despite ongoing market uncertainty regarding the extent of the U.S. economic recovery and generally subdued residential housing markets, we were able to generate attractive dividends and net interest spreads during 2010.  Our annual net income of $269.8 million in 2010 was the highest reported annual net income amount in our 12-year history.

As discussed in more detail below, in light of these business results, the Compensation Committee took the following key actions on compensation for the Named Executive Officers for 2010:

•	Extended the term of Mr. Zimmerman’s employment agreement through December 31, 2012;

•
Increased the amount of the annual performance-based bonus pool (the “Bonus Pool”), which is based on our achievement of pre-established Return on Average Equity (“ROAE”) targets, for Messrs. Zimmerman, Gorin and Freydberg (the “Senior Executives”) by 25.91% pursuant to the Compensation Committee’s discretionary authority;

•	Increased the amount of the discretionary annual incentive bonus paid to Mr. Knutson; and

•
Approved the issuance of time-based and performance-based RSUs that “cliff” vest over a two to four-year period and, in the case of the performance-based RSUs, will vest only if our “return to stockholders” hits pre-established goals over the vesting period.

Compensation Philosophy and Objectives.  We, through our executive compensation programs, seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity.  The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company;

•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;

•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the position in the marketplace;

•	Support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

•
Maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation.  Our executive officer compensation program includes the following primary components:

•	Base salaries paid in cash which recognize the unique role and responsibilities of a position, as well as an individual’s performance in that role;

•	Annual cash awards which are meant to motivate and reward our short-term financial and operational performance, as well as individual performance; and

•
Long-term equity-based awards, including our RSU program, which are designed to support our objectives of aligning the interests of executive officers with those of our stockholders, promoting our long-term performance and value creation and retaining executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”), a non-qualified deferred compensation program designed to provide additional opportunities to align the interests of executive officers with stockholders.  Other than the opportunity to participate in the Senior Officers Plan, we do not provide perquisites or other benefits to our Named Executive Officers beyond those provided to all of our salaried employees.

The Compensation Committee is committed to the ongoing review and evaluation of the executive officer compensation levels and program.  It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels.  Consistent with this view, the Compensation Committee annually assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position and role within MFA.  In addition, the Compensation Committee benchmarks from time to time the total compensation provided to our executive officers to industry-based compensation practices.  While it is the Compensation Committee’s goal to provide compensation opportunities that reflect Company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Key Elements of Compensation.

The Named Executive Officers each receive three key elements of compensation, summarized in the following chart:

	Element		Key Features		Purpose
1.	Base Salary	-	Levels set periodically based on scope of the role, responsibilities of the position, individual performance and competitive market practices	-	Provides a base level of guaranteed compensation
		-	Annual discretionary increases may be considered based on performance and other factors
		-	Mr. Zimmerman receives a portion in an annual grant of restricted shares of Common Stock

	Element		Key Features		Purpose
2.	Annual Incentives	-	For the Senior Executives, based on the annual performance-based Bonus Pool determined by achievement of specified ROAE targets, subject to discretionary adjustments	-	Provides an incentive to achieve annual financial and individual performance goals
		-	For Messrs. Yarad and Knutson, based on a discretionary determination of performance	-	Portion delivered in Restricted Shares to ensure that annual performance is sustainable over time, further align interests with stockholders and encourage retention
		-	Delivered in a mix of cash and Restricted Shares that vest over a three to four year period
3.	Long-Term Equity Awards	-	Periodic grants of stock-based awards with multi-year vesting requirements	-	Provide long-term incentives tied to stock price
		-	Available types of awards include stock options, Restricted Shares, RSUs, DERs and other stock-based awards	-	Further aligns interests with stockholders and encourages retention
		-	Vesting may be time-based or performance-based
		-	RSU program includes an additional holding period after vesting until settlement

The following discussion provides additional explanation about each of these elements.

Base Salary.  We provide the Named Executive Officers with annual base salaries to provide them with a base level of guaranteed compensation for their services provided during the term of their employment.  The Compensation Committee periodically establishes the level of base salary through mutual agreement with the executive.  From time to time, the Compensation Committee has reviewed market analyses and considered the advice of our independent compensation consultant, Christenson Advisors, LLC, a nationally-recognized compensation consulting firm (“Christenson Advisors”), in setting base salaries.  No such reviews were considered during 2010.

For Mr. Zimmerman, for the last several years we have provided a portion of his salary in a grant of vested shares of Common Stock that are subject to certain restrictions on transfer.  The Compensation Committee believes that paying a portion of Mr. Zimmerman’s base salary in shares further aligns his interests with those of our stockholders.

Consistent with the Compensation Committee’s overall philosophy, the compensation programs for the Named Executive Officers will continue to emphasize incentive compensation over base salary.  However, the Compensation Committee does not have a pre-set mix or target of base salary to incentive compensation awards for the Named Executive Officers.

Annual Incentives.  We have two types of annual incentive programs for our Named Executive Officers:

•	The Senior Executives participate in the performance-based Bonus Pool focused on the achievement of specified ROAE targets; and

•
The other Named Executive Officers are eligible for a discretionary annual incentive award based on a subjective assessment by the Compensation Committee of MFA’s annual performance and the annual performance of each individual executive.

We use the Bonus Pool structure for our Senior Executives because they have the most direct influence on our annual performance.  While the Bonus Pool amount is based on the achievement of pre-established ROAE targets as discussed further below, the structure also provides the Compensation Committee with considerable discretion to establish the final pool funding level and allocation of individual awards in a manner consistent with our compensation philosophy and objectives.  From time to time, the Compensation Committee has considered the advice of Christenson Advisors in reviewing and addressing annual incentives.

For purposes of the Bonus Pool, ROAE is calculated for the 12-month period beginning on December 1st of the prior year through November 30th of the calculated year.  This timing allows us to complete our awards before the end of the calendar year.  We calculate ROAE for this period as the 12-month GAAP net income excluding depreciation, merger expenses, gains/losses on asset sales and impairment charges, divided by the average stockholder equity before (i) goodwill and (ii) preferred stockholder equity.  The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be a strong indicator of our overall performance and value creation for stockholders.  Further, we have calculated and reported on ROAE as a performance metric on a consistent basis since our inception in 1998.

The aggregate amount of the Bonus Pool for our Senior Executives can range annually from $750,000 to $6.3 million or more based upon our achievement of specified ROAE targets in any given year.  The Compensation Committee may adjust the resulting amount upward or downward by as much as 30% in any given year (the “Discretionary Adjustment”) based upon its assessment of certain factors.  These factors include our leverage, share price performance relative to the S&P Financial Index or other relevant indices, share price performance relative to our peer group, our total stockholder return (share price change plus dividends), and our other asset management activities, as well as the individual performance of the Senior Executives.  The Compensation Committee allocates the aggregate Bonus Pool as annual incentive awards to each of the Senior Executives based on its subjective assessment of each Senior Executive’s performance and contribution during the applicable period.

The following table shows the ROAE formula for the aggregate Bonus Pool (subject to the Discretionary Adjustment of the Compensation Committee):

ROAE Targets	Bonus Pool Range
Less than 4.5%	$750,000	—
4.5% – 5%	750,000	$950,000
5% – 6%	950,000	1,150,000
6% – 7%	1,150,000	1,350,000
7% – 8%	1,350,000	1,800,000
8% – 9%	1,800,000	2,250,000
9% – 10%	2,250,000	2,700,000
10% – 11%	2,700,000	3,150,000
11% – 12%	3,150,000	3,600,000
12% – 13%	3,600,000	4,050,000
13% – 14%	4,050,000	4,500,000
14% – 15%	4,500,000	4,950,000
15% – 16%	4,950,000	5,400,000
16% – 17%	5,400,000	5,850,000
17% – 18%	5,850,000	6,300,000
18% or more	Minimum of $6,300,000 (subject to the Discretionary Adjustment of the Compensation Committee)

For the other Named Executive Officers, the Compensation Committee, in consultation with Mr. Zimmerman, our Chief Executive Officer, determines annual incentive awards in its discretion based upon its subjective assessment and evaluation of MFA’s annual performance and the annual performance of the executive.  No specific pre-set target level is established.  The Compensation Committee believes that a discretionary incentive opportunity for these Named Executive Officers allows the Compensation Committee to flexibly assess annual performance and individual contributions in light of current market conditions.

The Compensation Committee delivers a portion of annual incentive awards to the Named Executive Officers in cash and a portion in an award of Restricted Shares under our 2010 Equity Compensation Plan.  The Restricted Shares are subject to a multi-year vesting period (generally, three to four years).  The Compensation Committee believes that deferring a portion of the annual incentive award over a multi-year period in Restricted Shares guards against unnecessary risk taking by linking a meaningful portion of the annual incentive value to future stock price performance over several years.  The vesting conditions for the Restricted Shares also help to encourage retention of the Named Executive Officers. The Restricted Shares awarded to the Senior Executives are also subject to stock retention and ownership requirements, further aligning the interests these executives with the long-term interests of our stockholders.  See “Other Features of Our Executive Compensation Program” for additional discussion about our stock retention and ownership requirements.

For the Senior Executives, the portion of the annual incentive award delivered in Restricted Shares depends on the size of the Bonus Pool, with increasing levels of incentive compensation resulting in increasing amounts delivered as Restricted Shares, as follows:

Portion of Bonus Pool	Approximate Percentage of the Bonus Pool Delivered in Restricted Shares
Less than $2,700,000	25%
$2,700,000 to $4,050,000	35%
Over $4,050,000	50%

For the other Named Executive Officers, the Compensation Committee determines the portion of any annual incentive award to be delivered in Restricted Shares in its discretion without any pre-set targets.

Long-Term Equity Awards.  Under our 2010 Equity Compensation Plan, which was most recently approved by our stockholders at our Annual Meeting of Stockholders held in May 2010, the Compensation Committee has available to it a portfolio of equity compensation vehicles, including stock options, Restricted Shares, RSUs, DERs and other stock-based awards.  The Compensation Committee has used this incentive compensation program in the past to periodically award Named Executive Officers with stock options, RSUs and DERs as long-term incentives.  The Compensation Committee has also, on occasion, granted Restricted Shares in connection with entering into or extending the term of employment agreements or arrangements.  The Compensation Committee makes these awards in its discretion without any pre-set target levels.  From time to time, the Compensation Committee has considered the advice of Christenson Advisors in determining long-term equity awards.

In 2007, the Compensation Committee granted RSUs that vested on December 31, 2010.  Those RSUs are subject to a further holding period requirement until the earliest of the executive’s termination of employment (for any reason), a change in control or January 1, 2013.  This additional holding period further aligns the interests of the executive with the interests of our stockholders.  The Compensation Committee has also provided for cash payment of DERs on vested stock options and unvested RSUs to directly link a portion of executive compensation to delivering stockholder returns through cash dividends.

The Compensation Committee has historically focused on time-based vesting provisions for equity awards as the simplest, most direct way to align executive interests with stockholders and encourage retention.  The 2010 Equity Compensation Plan, however, also permits awards that vest based on achievement of performance goals.  As discussed in more detail below under “2010 Compensation Decisions,” the RSU awards made at the end of 2010 include a mix of time-based and performance-based vesting conditions.

2010 Compensation Decisions.  The following discussion addresses the actions taken by the Compensation Committee during 2010 regarding the base salary, annual incentives and long-term equity awards for the Named Executive Officers.

Base Salary.  The Compensation Committee took no actions to adjust base salary rates for the Named Executive Officers during 2010.   The Compensation Committee believes that the annual base salary paid in 2010 to each of the Named Executive Officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience and competitive market practices.  The annual base salaries for each of the Named Executive Officers at December 31, 2010 were as follows:

	2010 Base Salary
	Cash	Stock Grant
Stewart Zimmerman	$900,000	$100,000
William S. Gorin	800,000	—
Stephen D. Yarad	350,000	—
Ronald A. Freydberg	750,000	—
Craig L. Knutson	425,000	—

Annual Incentives.  For the Bonus Pool calculation for the Senior Executives, our ROAE for the period ending November 30, 2010 was 13.18% and, in accordance with the terms of their employment agreements, the 2010 Bonus Pool ranged from $4,050,000 to $4,500,000 (subject to the Discretionary Adjustment of the Compensation Committee).  Based upon their assessment and evaluation, the Compensation Committee determined to make a 25.91% positive Discretionary Adjustment to the 2010 Bonus Pool and, as a result, set the final Bonus Pool amount at $5,200,000.

In determining to make a positive Discretionary Adjustment, the Compensation Committee took into consideration the relevant factors impacting our 2010 financial performance, including our leverage strategy, the execution of our asset allocation strategy, our relative and absolute stockholder return, the comparative financial performance of industry peers, and the relative performance of the Senior Executives (individually and collectively), and weighed such factors accordingly in applying the positive adjustment to the 2010 Bonus Pool.  During 2010, we were able to continue to successfully execute our asset diversification strategy of investing in both agency MBS and non-agency MBS.  By acquiring higher-yielding non-agency MBS at discounts to par value, we were able to decrease our exposure to mortgage prepayments and changes in the yield curve. Ultimately, the Compensation Committee determined that the positive adjustment to the aggregate available 2010 Bonus Pool amount, from the targeted amount that otherwise could have been distributed to the Senior Executives based upon our 2010 ROAE, was appropriate given the 2010 stockholder return generated from share price appreciation and dividends and our successful execution of the asset allocation strategy.

Specifically, in the judgment of the Compensation Committee, under the leadership of the Senior Executives (individually and collectively), we performed well during 2010 relative to the financial performance, including total stockholder returns, of a distinct comparative industry peer group established by the Compensation Committee, despite continuing volatility in the financial markets during the year.  In comparing our 2010 financial performance to our peers, the Compensation Committee used an industry peer group consisting of Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, Capstead Mortgage Corporation, Chimera Investment Corporation and Redwood Trust, Inc.  In addition, despite a decrease in absolute asset yields during this prolonged period of historically low interest rates, we generated a double-digit ROAE during 2010 utilizing less leverage than historically employed by us (thereby decreasing our exposure to repurchase agreement funding) and were able to generate a 23.5% total stockholder return (assuming the reinvestment of dividends) over the year. As a result of our ROAE, the returns generated for stockholders through a combination of share price appreciation and dividend, and our successful execution of the asset allocation strategy, as well as the market knowledge, experience, advice and recommendations of Christenson Advisors, the Compensation Committee determined that it was appropriate, in the exercise of the discretion it had under our compensation policies and the employment agreements with the Senior Executives, to make a positive adjustment to the amount that otherwise could be available for distribution to the Senior Executives under the Bonus Pool arrangement.

The Compensation Committee then considered each Senior Executive’s contributions to our 2010 financial results and other individual accomplishments to determine the allocation of the Bonus Pool.  The specific key factors considered by the Compensation Committee for each Senior Executive were as follows:

•
As our Chief Executive Officer, Mr. Zimmerman was actively involved in the successful implementation of the investment and financing strategies which lead to our double-digit 2010 ROAE (including the diversification of our residential MBS portfolio), exhibited key leadership skills in addressing our overall corporate management during 2010 and was responsible for the day-to-day oversight of our executives and other employees;

•
As our President, Mr. Gorin was actively involved in the successful implementation of the investment and financing strategies which lead to our double-digit 2010 ROAE (including the diversification of our residential MBS portfolio), was instrumental in successfully establishing and executing our 2010 financial business plan, and performed the duties of our Chief Financial Officer for the first nine months of 2010 prior to our hiring of Mr. Yarad; and

•
As one of our Executive Vice Presidents, Mr. Freydberg successfully performed the functions of head of information systems and operations and head of agency MBS and agency MBS execution in 2010 and was an integral part of successfully executing our 2010 business plan.

Based on this review, the Compensation Committee allocated the Bonus Pool for 2010 among the Senior Executives as follows:

		Restricted Shares
	Cash	Shares	Value	Total
Stewart Zimmerman	$1,500,000	97,800	$800,000	$2,300,000
William S. Gorin	1,150,000	79,463	650,000	1,800,000
Ronald A. Freydberg	750,000	42,788	350,000	1,100,000

Mr. Yarad accepted an offer of employment in July 2010 and began employment with us on September 20, 2010.  In connection with the recruitment of Mr. Yarad as our Chief Financial Officer and to encourage his acceptance of our employment offer, we entered into a written employment offer letter with Mr. Yarad which includes a pro rated guaranteed incentive award of not less than $175,000 which was pro rated based on his period of service during 2010.  For the year ended December 31, 2011, pursuant to his executed offer of employment, provided that Mr. Yarad remains a full-time employee with us, he will be entitled to an annualized incentive award of not less than $175,000, of which at least two-thirds to be paid in cash, with the balance paid in Restricted Shares.  The offer letter also establishes the rate of base salary and other elements of compensation and sets forth certain post-employment covenants.  The offer letter, however, does not specify a term of employment or any severance provisions.

Pursuant to the executed employment offer, Mr. Yarad was awarded pro rated guaranteed annual incentive compensation of $60,000 for 2010, of which Mr. Yarad received payment of $20,000 in the form of 2,445 Restricted Shares, which vest annually in 25% increments beginning on December 16, 2010 and ending December 16, 2013.

As provided in Mr. Knutson’s employment agreement, he is eligible to receive an annual performance bonus in such amount as shall be recommended by Mr. Zimmerman and approved by the Board and/or the Compensation Committee. The specific key factors considered by the Compensation Committee for Mr. Knutson were as follows:

•
As one of our Executive Vice Presidents, Mr. Knutson successfully executed our non-agency MBS growth strategy in terms of contribution to earnings, asset performance and growth rate and, as head of our non-agency MBS portfolio, successfully managed our re-securitization activity as well as was in charge of the overall management of our non-agency financing activity.

Based on this review, Mr. Knutson was awarded annual incentive compensation of $1,100,000 for 2010.  Of this total incentive amount, Mr. Knutson received payment of $350,000 in the form of 42,788 Restricted Shares, which vest annually in 25% increments beginning on December 16, 2010 and ending on December 16, 2013.

The vesting conditions for the Restricted Shares delivered as part of the annual incentive awards vary between the Senior Executives and the other Named Executive Officers.  The Compensation Committee believes these differences appropriately reflect the greater degree of influence that our Senior Executives have on our long-term results.  The key terms are as follows:

•
For the Senior Executives, the Restricted Shares vest ratably over four years, with approximately 6.25% of the shares vesting on the last business day of each calendar quarter beginning with the quarter ended March 31, 2011 and ending with the quarter ending December 31, 2014.  Dividends on these Restricted Shares accrue during the restriction period and are paid in full on the vesting date of the applicable shares.

•
For the other Named Executive Officers, the Restricted Shares vest ratably over three years, with 25% fully vested upon grant and the remaining 75% vesting equally on each of the next three anniversaries of the date of grant.  Dividends are paid currently on all vested and unvested Restricted Shares.

Long-Term Equity Awards.  As noted above, the awards from the 2007 RSU program became vested on December 31, 2010.  The Compensation Committee felt it was important to make a new grant of long-term equity awards to continue to incentivize the Named Executive Officers over the longer term, further align the interests of the Named Executive Officers with the long-term interests of our stockholders and create additional economic incentives for the Named Executive Officers to remain employed by MFA.

Rather than replicate the 2007 RSU program, the Compensation Committee determined that the new RSU awards should include additional linkage to long-term performance in addition to the retention feature.  To accomplish this goal, the Compensation Committee determined to make the awards in a combination of time-based and performance-based RSUs.  The Compensation Committee decided in its discretion that the appropriate mix would be two-thirds time-based and one-third performance-based.

The time-based RSUs are substantially similar to the RSUs awarded under the 2007 program.  These time-based awards “cliff” vest after four years on December 31, 2014 for all recipients, except for Mr. Zimmerman whose award “cliff” vests after two years on December 31, 2012, which is when the employment period under his current employment agreement ends.

The performance-based RSUs “cliff” vest on December 31, 2014, except that for Mr. Zimmerman the vesting date is December 31, 2012.  In order to become vested on the applicable date, MFA must have achieved a cumulative level of “return to stockholders” equal to 40% over the four-year vesting period for the Named Executive Officers (other than Mr. Zimmerman) and 20% over the two-year vesting period for Mr. Zimmerman.  This level of performance requires an average of 10% “return to stockholders” per year over the applicable performance period, which the Compensation Committee believes, if achieved, will mean that MFA has performed well over the longer term against the market and its competitors.  A pro rata portion of the award may become vested upon termination of employment due to death, disability or by the Company without cause, subject to a pro rata portion of the “return to stockholders” target having been achieved as of such date.  If the “return to stockholders” target is not met, the award is forfeited (that is, there is no partial vesting for partial achievement).  For purpose of these awards, “return to stockholders” means (i) the 20-trading day average of the price of our Common Stock at the end of the performance period minus the 20-trading day average of the price of our Common Stock at the beginning of the performance period plus (ii) our dividends paid during the performance period, such total divided by the 20-trading day average of the price at the beginning of the performance period.

As under the 2007 RSU program, vested RSUs, both time-based and performance-based, are not actually paid until the earliest of the executive’s termination of employment, a change in control of MFA or a specified period after the stated settlement date.  The Compensation Committee believes that this post-vesting holding period further strengthens the alignment of executive interests with long-term stockholder interests.  Also as with the 2007 RSU program, both the time-based and performance-based RSUs granted in 2010 provide current payment of DERs for cash dividends paid during the vesting and settlement periods.

The Compensation Committee determined the amount to be awarded based on its subjective determination of an appropriate value tied to future performance given the scope of the role and responsibilities of each Named Executive Officer, without any benchmarking against competitive practices or any specific weighting against salary and incentive compensation levels. The following chart summarizes the amounts awarded:

	Time-Vested RSUs (# of Units)	Performance-Vested RSUs (# of Units)
Stewart Zimmerman	29,250	14,625
William S. Gorin	56,500	28,250
Ronald A. Freydberg	44,000	22,000
Stephen D. Yarad	20,000	10,000
Craig L. Knutson	54,500	27,250

Other Elements of Compensation.  The following briefly summarizes the other elements of compensation that we provide to our Named Executive Officers beyond salary, annual incentives and long-term equity awards.

Deferred Compensation and Retirement Benefits.  On December 19, 2002, the Board adopted the Senior Officers Plan which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation.  Amounts deferred under this plan are subject to a five-year deferral period and can be paid in a lump sum or in installment payments at the termination of the deferral period.  The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation while at the same time aligning their interests with the interests of stockholders.  Amounts deferred under the plan are considered to be converted into “stock units” of MFA, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock.  Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time.  Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

The Named Executive Officers are also eligible to participate in our tax qualified retirement savings plan (the “401(k) Plan”) under which all full time employees are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before tax basis.  We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain restrictions, all of our employees are eligible to participate in this plan.  We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all participating employees, and all matches contributed by us vest immediately.

Perquisites and Other Benefits.  In general, the Compensation Committee provides limited perquisites and other benefits to the Named Executive Officers.  We do not reimburse the Named Executive Officers for automobiles, clubs, financial planning or items of a similar nature.  The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program.  No actions were taken during 2010 regarding perquisites.

The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs generally available to all employees.  Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including the Named Executive Officers.

Other Features of Our Executive Compensation Program.

Use of Employment Agreements.  We have historically used written employment agreements with our Senior Executives and certain other executive officers to evidence our mutual understanding regarding the key terms of employment, including the employment term, level of base salary, other elements of compensation, reasons for termination of employment before the end of the term, severance payments and post-employment covenants.  In June 2010, we reached mutual agreement with Mr. Zimmerman to extend the term of his employment agreement through December 31, 2012.  Mr. Zimmerman’s employment agreement has a term with a fixed end date and any extension must be re-negotiated before that date.  For Messrs. Gorin, Freydberg and Knutson, the employment agreements include automatic one-year renewal terms after December 31, 2011, absent advance notice by either the

Company or the executive of an intent not to renew.  The Compensation Committee has used written employment agreements to provide the Company and executives with certainty regarding the terms of employment and to encourage stability of key management.  For additional details regarding the employment agreements, including the circumstances in which severance is payable and the amount of such severance benefits, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” of this Proxy Statement.

The written employment agreements have been responsibly structured, including as follows:

•	Employment terms of reasonable length;

•
Cash severance benefits not exceeding three times salary and bonus and for our Senior Executives, other than Mr. Zimmerman, limited to one year of base salary for a pre-change in control qualifying termination; and

•	No tax gross-up payments, and a cutback of any “golden parachute” payments in case of a change in control to the extent necessary to avoid any golden parachute excise taxes.

Stock Retention and Ownership Requirements.  Equity awards received by certain of our Named Executive Officers are subject to a stock retention and ownership policy intended to further encourage significant long-term share ownership. Certain of our Named Executive Officers are not permitted to sell or otherwise transfer shares received from equity awards granted pursuant to their employment agreements during the executive’s employment or for a period of six months following the termination of the executive’s employment, unless the value of the executive’s stock holdings in us exceeds a specified multiple of the executive’s annual base compensation (five times in the case of Mr. Zimmerman, four times in the case of Mr. Gorin, three times in the case of Mr. Freydberg and, with respect to the 75,000 Restricted Shares awarded in 2009 in connection with his employment agreement, three times in the case of Mr. Knutson).

Advice from Compensation Consultant and Use of Tally Sheets.  Periodically since 2005, the Compensation Committee has retained an independent compensation consultant to assist the Compensation Committee in reviewing the competitiveness of its executive compensation program and considering the overall design.  For the last several years, the Compensation Committee has retained Christenson Advisors, a nationally-recognized compensation consulting firm, in this role. During 2010, Christenson Advisors provided assistance to the Compensation Committee with respect to the following: (i) the preparation of the 2010 Risk Analysis/Assessment MFA’s Compensation Program; (ii) the 2010 extension of Mr. Zimmerman’s employment agreement; (iii) the awards under the 2010 RSU program; and (iv) the awards of 2010 annual incentive compensation.

The Compensation Committee periodically examines all components of our compensation programs offered to the Named Executive Officers, including, among other things, base salary, annual incentives, equity and long-term compensation, accumulated (realized and unrealized) gains on stock options and payments on DERs, the dollar value (and the cost to us) of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan, and the actual projected payout obligations under several potential severance and change in control scenarios.  A compensation tally sheet setting forth these components of our executive compensation program provided to each Named Executive Officer is prepared and reviewed by the Compensation Committee for this purpose.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee makes recommendations to the independent directors of the Board on all compensation decisions related to the Named Executive Officers.  When making compensation recommendations for the Named Executive Officers (other than Mr. Zimmerman), the Compensation Committee seeks and considers the advice and counsel of Mr. Zimmerman, given his direct day-to-day working relationship with these senior executives.  Taking this feedback into consideration, the Compensation Committee engages in discussions and makes final recommendations related to compensation paid to the Named Executive Officers.  All decisions regarding the compensation of the Named Executive Officers are made independently by the independent directors of the Board.

Deductibility of Executive Compensation.  Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and to its other three most highly compensated officers, excluding the chief financial officer, will be deductible for tax purposes up to $1 million, unless the compensation qualified as

“performance-based compensation.”  In this regard, stock option grants under our Equity Compensation Plan will generally be intended to qualify as “performance-based compensation,” and the Compensation Committee has the authority to structure other awards under the Equity Compensation Plan with performance-based conditions that may qualify as “performance-based compensation.”  The Compensation Committee may, however, authorize payments to executives that may not be fully deductible if it believes such payments are in our interests.

Compensation Risk Considerations

The Compensation Committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking.

The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation.  We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the long-term.  With respect to the primary elements of our compensation programs, we use a number of practices to help mitigate unnecessary risk taking, including:

•	annual base salaries for all employees, including the Named Executive Officers, are fixed in amount and determined or approved in advance by the Compensation Committee and/or the Board;

•
annual incentive compensation, which is discretionary and subjectively determined for all employees (other than the Bonus Pool for the Senior Executives), is determined or approved in advance by the Compensation Committee and/or the Board and is typically a balance of cash and, depending on employment position, time-vesting equity compensation, such as Restricted Shares, subject to forfeiture, in certain instances, upon termination of service; and

•
long-term incentive compensation is determined or approved in advance by the Compensation Committee and/or the Board and is typically time-vesting or performance-vesting equity compensation subject to forfeiture, in certain instances, upon termination of service and, in certain cases, subject to retention requirements.

With respect to the performance-based Bonus Pool established for the Senior Executives, mitigating factors included in this compensation structure include:

•
the Compensation Committee’s right to apply, in any given year, the Discretionary Adjustment to adjust the aggregate Bonus Pool upward or downward in any year by as much as 30% based upon its assessment of certain company-related, market-related and individual performance factors;

•
the Bonus Pool is paid in a combination of cash and Restricted Shares with the specific allocation between cash and Restricted Shares based on the total size of the Bonus Pool (with more Restricted Shares being allocated as the size of the Bonus Pool increases);

•	these Restricted Shares are time vested and subject to forfeiture, in certain instances, upon termination of service and specific retention requirements; and

•	the allocation of the Bonus Pool among the Senior Executives is based on the subjective evaluation of their leadership and performance by the Compensation Committee.

As a matter of good governance and oversight, the Compensation Committee requested that Christenson Advisors, its compensation consultant, review our compensation programs in light of recent regulatory guidance on risk and executive compensation.  Christenson Advisors delivered its report, dated March 3, 2011, to the Compensation Committee.  After reviewing and discussing our compensation programs and practices with the Compensation Committee and Christenson Advisors, we believe that our compensation programs are balanced, do not motivate or encourage unnecessary or excessive risk taking and do not create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee of the Board evaluates compensation for all of our employees and administers our 2010 Equity Compensation Plan, Senior Officers Plan, Non-Employee Directors Plan and other management incentive, benefit and perquisite programs.  While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.  The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation.  The Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Robin Josephs, Chair
Stephen R. Blank
George H. Krauss

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by the Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(1)(3) (4)	All Other Compensation ($)(5)	Total ($)
Stewart Zimmerman,	2010	$900,000	$1,500,000	$1,196,824	$9,800	$3,606,624
Chairman of the Board and	2009	900,000	1,607,003	984,888	9,800	3,501,691
Chief Executive Officer	2008	900,000	1,029,375	458,315	9,200	2,396,890

William S. Gorin,	2010	800,000	1,150,000	1,236,195	9,800	3,195,995
President	2009	800,000	1,215,051	672,788	9,800	2,697,639
	2008	737,500	772,031	878,843	9,200	2,397,574

Stephen D. Yarad,	2010(6)	100,625	40,000	227,500	—	368,125
Chief Financial Officer	2009	—	—	—	—	—
	2008	—	—	—	—	—

Ronald A. Freydberg,	2010	750,000	750,000	806,506	9,800	2,316,306
Executive Vice President	2009	750,000	1,097,466	607,676	9,800	2,464,942
	2008	712,500	772,031	726,843	9,200	2,220,574

Craig L. Knutson,	2010	425,000	750,000	915,443	9,800	2,100,243
Executive Vice President	2009	406,250	400,000	762,719	9,800	1,578,769
	2008	237,500	165,000	102,350	9,200	514,050

(1)
Material terms of the employment agreements of the Named Executive Officers, other than Mr. Yarad who does not have an employment agreement, are provided under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” of this Executive Compensation section of the Proxy Statement.

(2)
Amounts in this column represent (a) for 2010, the cash component of the 2010 bonus awards that were paid to the Named Executive Officers on January 15, 2011, (b) for 2009, the cash component of the 2009 bonus awards that were paid to the Named Executive Officers on January 15, 2010 and (c) for 2008, the cash component of the 2008 bonus awards that were paid to the Named Executive Officers on January 15, 2009.

(3)
Amounts in this column represent the aggregate grant date fair value of such awards granted in the year indicated computed in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. Amounts included in this column are comprised of (i) restricted shares of Common Stock granted by us on January 4, 2010 to Mr. Zimmerman pursuant to the terms of his employment agreement, (ii) Restricted Shares granted by us on December 16, 2010 and (iii) RSUs granted by us on December 15, 2010 under the 2010 Equity Compensation Plan. On December 16, 2010, each Named Executive Officer was granted Restricted Shares as a component of their incentive compensation. These Shares of Restricted Shares had a fair market value of $8.18 per share (based on the closing price of our Common Stock on the date of grant.)  The RSUs are comprised of (a) time-based (service condition) RSUs which are scheduled to vest in full on December 31, 2012 for Mr. Zimmerman and December 31, 2014 for the other Named Executive Officers (or earlier in the event of death, disability or termination of service with us for any reason other than cause or voluntary termination) and (b) performance-based RSUs which will only vest in full on December 31, 2012 for Mr. Zimmerman and on December 31, 2014 for the other Named Executive Officers provided that we have achieved a cumulative level of “return to stockholders” equal to (i) 20% over the two-year vesting period for Mr. Zimmerman and (ii) 40% over the four-year vesting period for the other Named Executive Officers.  For purposes of this column, we have assumed such “return to stockholders” goal will be achieved.  For a discussion of the assumptions underlying the calculation of the RSU values, see notes 2(i) and 12 in the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010.

(4)
Outstanding RSUs and vested unexercised stock options include DERs, which represent the right to receive a distribution on each DER equal to the cash dividend paid on a share of Common Stock.  The right to receive these cash distributions was factored into the grant date fair value of these RSUs and stock options. The following sets forth the amount of cash distributions on DERs received by the Named Executive Officers in 2010:

Cash Distributions on DERs
2010	($)
Stewart Zimmerman	$278,185
William S. Gorin	164,766
Stephen D. Yarad	—
Ronald A. Freydberg	164,766
Craig L. Knutson	—

(5)	Amounts in this column represent the employer matching contributions under the 401(k) Plan credited to the Named Executive Officers for 2010.

(6)
Mr. Yarad joined us on September 20, 2010. In July 2010, Mr. Yarad executed an offer of employment letter that, among other things, established the rate of his base salary and other elements of compensation, including certain guaranteed incentive awards for 2010 and 2011.  Refer to the “Compensation Discussion and Analysis” of this Executive Compensation section of the Proxy Statement for additional information.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2010.

Grants of Plan-Based Awards for 2010

	Type of Award(1)	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) (#)
Stewart Zimmerman	Salary	01/04/2010	04/26/2006(4)	—	13,606	$100,957
	RS	12/16/2010	12/15/2010(5)	—	97,800	800,004
	TRSU	12/15/2010	12/15/2010(6)	—	29,250	227,273
	PRSU	12/15/2010	12/15/2010	14,625	—	68,591

William S. Gorin	RS	12/16/2010	12/15/2010(5)	—	79,463	650,007
	TRSU	12/15/2010	12/15/2010(6)	—	56,500	439,005
	PRSU	12/15/2010	12/15/2010	28,250	—	147,183

Stephen D. Yarad	RS	12/16/2010	12/15/2010(7)	—	2,445	20,000
	TRSU	12/15/2010	12/15/2010(6)	—	20,000	155,400
	PRSU	12/15/2010	12/15/2010	10,000	—	52,100

Ronald A. Freydberg	RS	12/16/2010	12/15/2010(5)	—	42,788	350,006
	TRSU	12/15/2010	12/15/2010(6)	—	44,000	341,880
	PRSU	12/15/2010	12/15/2010	22,000	—	114,620

Craig L. Knutson	RS	12/16/2010	12/15/2010(7)	—	42,788	350,006
	TRSU	12/15/2010	12/15/2010(6)	—	54,500	423,465
	PRSU	12/15/2010	12/15/2010	27,250	—	141,973

(1)	Type of Award:

Salary = annual stock grant paid as part of annual base salary

RS = Restricted Shares granted as part of annual incentive award

TRSU = Time-based RSUs granted as part of the 2010 RSU program

PRSU = Performance-based RSUs granted as part of the 2010 RSU program

(2)
This column shows the number of PRSUs granted as part of the 2010 RSU program.  To become vested, the Company must achieve a specified level of “return to stockholders” for the applicable performance period beginning January 1, 2011 and ending December 31, 2012 for Mr. Zimmerman and December 31, 2014 for the other Named Executive Officers. The PRSUs provide for current payment of DERs paid during the vesting period.  See “Compensation Discussion and Analysis” of this Executive Compensation section of the Proxy Statement for further discussion regarding the applicable “return to stockholder” goals and other material terms of the PRSU awards.

(3)
Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. For PRSUs, the grant date fair value is based on the assumption that the performance vesting condition will be achieved.   See footnote 3 of the Summary Compensation Table for additional details.

(4)
In accordance with the terms of Mr. Zimmerman’s employment agreement, originally approved by the Compensation Committee on April 24, 2006 and the second amended and restated employment agreement dated June 7, 2010, the date of his annual stock grant in 2010 was contractually set as the first business day of the year (January 4, 2010). In accordance with the terms of Mr. Zimmerman’s employment agreement, such shares of Common Stock became fully vested upon the date of grant; however, unless there is a termination of service, Mr. Zimmerman is not permitted to voluntarily or involuntarily sell, transfer, pledge, anticipate, alienate, encumber or assign such shares (or have such shares attached or garnished) until such time as the value of his stock holdings in us exceeds a multiple of five times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple.

(5)
In accordance with the terms of the applicable award agreements, the restriction period on such Restricted Shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended March 31, 2011 and ending with the quarter ending December 31, 2014). Dividends on these Restricted Shares accrue during the restriction period and are paid in full on the vesting date of the applicable shares.

(6)
In accordance with the terms of the applicable award agreements, these TRSU awards “cliff” vest on (i) December 31, 2012, for Mr. Zimmerman and (ii) December 31, 2014 for the other Named Executive Officers. The TRSUs provide for current payment of DERs paid during the vesting period. See “Compensation Discussion and Analysis” of this Executive Compensation section of the Proxy Statement for further discussion regarding the other material terms of the TRSU awards.

(7)
In accordance with the terms of the applicable award agreements, 25% of such shares of Common Stock became fully vested upon the date of grant and, thereafter, with respect to the remaining 75%, restrictions will lapse on one-quarter of such shares on each of the next three anniversaries of the date of grant. Dividends on these Restricted Shares are paid in full on the vested and unvested portion of the applicable shares during the restriction period.

Additional discussion regarding the vesting of the awards set forth in this table upon termination of employment or change in control of MFA can be found under “Employment Contracts and Termination of

Employment and Change-in-Control Arrangements” of this Executive Compensation section of the Proxy Statement.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2010.

Outstanding Equity Awards at Fiscal 2010 Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stewart Zimmerman	185,000	—	$10.25	10/01/2013	—		—	—	—
	—	—	—	—	33,752	(3)	$275,416	—	—
	—	—	—	—	88,392	(4)	721,279	—	—
	—	—	—	—	97,800	(5)	798,048	—	—
	—	—	—	—	29,250	(6)	238,680	—	—
	—	—	—	—	—		—	14,625	$119,340

William S. Gorin	100,000	—	10.25	10/01/2013	—		—	—	—
	—	—	—	—	37,500	(7)	306,000	—	—
	—	—	—	—	25,313	(3)	206,554	—	—
	—	—	—	—	66,834	(4)	545,365	—	—
	—	—	—	—	79,463	(5)	648,418	—	—
	—	—	—	—	56,500	(6)	461,040	—	—
	—	—	—	—	—		—	28,250	230,520

Stephen D. Yarad	—	—	—	—	1,834	(8)	$14,965	—	—
	—	—	—	—	20,000	(6)	163,200	—	—
	—	—	—	—	—		—	10,000	81,600

Ronald A. Freydberg	100,000	—	10.25	10/01/2013	—		—	—	—
	—	—	—	—	28,125	(7)	229,500	—	—
	—	—	—	—	25,313	(3)	206,554	—	—
	—	—	—	—	60,366	(4)	492,587	—	—
	—	—	—	—	42,788	(5)	349,150	—	—
	—	—	—	—	44,000	(6)	359,040	—	—
	—	—	—	—	—		—	22,000	179,520

Craig L. Knutson	—	—	—	—	4,783	(9)	39,029	—	—
	—	—	—	—	11,621	(10)	94,827	—	—
	—	—	—	—	46,878	(11)	382,524	—	—
	—	—	—	—	32,091	(8)	261,863	—	—
	—	—	—	—	54,500	(6)	444,720	—	—
	—	—	—	—	—		—	27,250	222,360

(1)
For purposes of this table, the market value of the unvested shares of restricted stock and unvested RSUs is deemed to be $8.16 per share, the closing price of the Company’s Common Stock on December 31, 2010 (the last trading day of the year).

(2)
In accordance with the terms of the applicable award agreements the PRSU awards “cliff” vest on (i) December 31, 2012 for Mr. Zimmerman and (ii) December 31, 2014 for the other Named Executive Officers provided that certain criteria related to “return to stockholders” are met.  The PRSUs provide for current payment of the DERs paid during the vesting period.  See “Compensation Discussion and Analysis” of this Executive Compensation section of the Proxy Statement for further discussion regarding the other material terms of the PRSU awards.

(3)
These stock awards were granted on December 11, 2008.  Assuming continued employment with us, the restriction period on these shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended March 31, 2009 and ending with the quarter ending December 31, 2012).

(4)
These stock awards were granted on December 17, 2009.  Assuming continued employment with us, the restriction period on these shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended March 31, 2010 and ending with the quarter ending December 31, 2013).

(5)
These stock awards were granted on December 16, 2010.  Assuming continued employment with us, the restriction period on these shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended March 31, 2011 and ending with the quarter ending December 31, 2014).

(6)
In accordance with the terms of the applicable award agreements, the time-based RSU awards “cliff” vest on (i) December 31, 2012 for Mr. Zimmerman and (ii) December 31, 2014 for the other Named Executive Officers.  The RSUs provide for current payment of the DERs paid during the vesting period.  See “Compensation Discussion and Analysis” of this Executive Compensation section of the Proxy Statement for further discussion regarding the other material terms of the RSU awards.

(7)
These stock awards were granted on August 13, 2008.  Assuming continued employment with us, the restriction period on these shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended September 30, 2008 and ending with the quarter ending June 30, 2012).

(8)
These stock awards were granted on December 16, 2010. Assuming continued employment with us, the restriction period on these shares lapses annually, with respect to approximately 25% of such shares, on each anniversary of the date of grant beginning with the initial 25% vesting on December 16, 2010 and ending December 16, 2014.

(9)
These stock awards were granted on December 11, 2008.  Assuming continued employment with us, the restriction period on these shares lapses annually, with respect to approximately 25% of such shares, on each anniversary of the date of grant beginning with the initial 25% vesting on December 11, 2008 and ending December 11, 2011.

(10)
These stock awards were granted on December 17, 2009.  Assuming continued employment with us, the restriction period on these shares lapses annually, with respect to approximately 25% of such shares, on each anniversary of the date of grant beginning with the initial 25% vesting on December 17, 2009 and ending December 17, 2012.

(11)
These stock awards were granted on August 26, 2009.  Assuming continued employment with us, the restriction period on these shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended September 30, 2009 and ending with the quarter ending June 30, 2013).

Options Exercised and Stock Vested in 2010

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2010.

	Option Exercises and Stock Vested in 2010
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stewart Zimmerman	—	—	61,940	$471,171
William S. Gorin	—	—	61,074	467,061
Stephen D. Yarad	—	—	611	4,998
Ronald A. Freydberg	—	—	52,668	402,860
Craig L. Knutson	—	—	40,038	317,760

Nonqualified Deferred Compensation Plans

The following table summarizes certain information regarding amounts deferred by the Named Executive Officers under our nonqualified deferred compensation plans for the period ending December 31, 2010.

Name	Plan Type	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stewart Zimmerman	Deferred Plan	—	—	$2,968	$22,414	$28,224
	2007 RSU Grant	—	$944,447	—	—	944,447

William S. Gorin	Deferred Plan	—	—	—	—	—
	2007 RSU Grant	—	637,500	—	—	637,500

Stephen D. Yarad	Deferred Plan	—	—	—	—	—
	2007 RSU Grant	—	—	—	—	—

Ronald A. Freydberg	Deferred Plan	—	—	—	—	—
	2007 RSU Grant	—	637,500	—	—	637,500

Craig L. Knutson	Deferred Plan	—	—	—	—	—
	2007 RSU Grant	—	—	—	—	—

Deferred Plans

On December 19, 2002, the Board adopted the Senior Officers Plan and the Non-Employee Directors Plan (collectively, as amended, the “Deferred Plans”).  The Deferred Plans are intended to provide our non-employee directors and executive officers with an opportunity to defer up to 100% of certain compensation, as defined in the Deferred Plans, while at the same time aligning their interests with the interests of stockholders.  Under the Deferred Plans, amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock.  Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time.  The Deferred Plans are non-qualified plans under the Employee Retirement Income Security Act of 1974, as amended, and are not funded.  Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

2007 RSU Grants

In accordance with the terms of the applicable award agreements, the RSU awards granted October 26, 2007 vested on December 31, 2010 in their entirety.  Each vested and outstanding RSU shall be settled in Common Stock on the earlier of a termination of service (for any reason), a change in control or on January 1, 2013.  To the extent any settlement of vested and outstanding RSUs is required to be delayed six months pursuant to the special rules of 409A related to “specified employees,” each affected payment shall be delayed until six months after the grantee’s termination of service (other than on account of the death of the grantee).  The amount included in “Registrant Contributions in Last Fiscal Year” in the prior table equals the fair market value of the RSUs when they vested on December 31, 2010, based on the closing price of the Common Stock on that date of $8.16 per share.

The following table summarizes certain additional information regarding amounts deferred by our non-employee directors participating in the Non-Employee Directors Plan as of December 31, 2010.

Name	Total Amount Deferred (1)	Distribution January 15, 2010	Remaining Deferred Amount After 2010 Distribution(2)	Fair Market Value of Remaining Amount (3)
Non-Employee Directors
Stephen R. Blank	$86,657	$36,300	$50,357	$56,136
James A. Brodsky	29,310	29,310	—	—
Edison C. Buchanan	129,814	64,647	65,167	72,646
Alan L. Gosule	64,647	64,647	—	—
George H. Krauss	228,790	74,891	153,899	171,559
Total	$539,218	$269,795	$269,423	$300,341

(1)
Amounts in this column represent total compensation deferred and cash dividend equivalents credited to outstanding stock units from the inception of the Non-Employee Directors Plan, less any cash distributions made at the termination of any elected deferral and payment period before distributions made in 2010.

(2)	Amounts in this column represent total compensation deferred and cash dividend equivalents credited to outstanding stock units under the Deferred Plans after 2010 distributions.

(3)
Amounts in this column represent fair market value of total compensation deferred and cash dividend equivalents credited to outstanding stock units (based upon the closing price of the Common Stock of $8.16 per share reported on the NYSE on December 31, 2010 (the last trading day of the year) under the Non-Employee Directors Plan at December 31, 2010.

Pension Benefits

The Named Executive Officers received no benefits in 2010 from us under defined pension plans.  Our only retirement plan in which the Named Executive Officers were eligible to participate, apart from the Deferred Plans, is the 401(k) Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have employment agreements with each of the Named Executive Officers (other than Stephen D. Yarad, who has an employment offer letter).  As described below, these employment agreements provide the Named Executive Officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change-in-control involving MFA.  As used below, the terms “Cause,” “Change In Control,” “Disability,” “Good Reason,” “Pre-Change-In-Control Event” and “Retirement” shall have the respective meanings set forth in the applicable employment or award agreements.

Stewart Zimmerman.  The employment agreement for Mr. Zimmerman provides for an annual base salary of not less than $900,000.  Pursuant to this agreement, Mr. Zimmerman is also entitled to receive an annual grant of Common Stock, having an aggregate fair market value of $100,000 on the date of grant, on the first business day of each year during the term of his employment.  In addition, Mr. Zimmerman is eligible to participate with Messrs. Gorin and Freydberg in the Bonus Pool, ranging annually from $750,000 to $6.3 million or more, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee.  The aggregate Bonus Pool is based upon our achievement of specified ROAE targets.  Specific information regarding the Bonus Pool, including the applicable ROAE targets, is provided under “Compensation Discussion and Analysis—Key Elements of Compensation” of this Executive Compensation section of the Proxy Statement.  Amounts allocated to Mr. Zimmerman annually from the Bonus Pool will be paid in a combination of cash and Restricted Shares based on the total size of the Bonus Pool.  Specifically, (i) with respect to any Bonus Pool equal to or less than $2,700,000, 75% of the amount allocated to Mr. Zimmerman will be paid in cash and 25% will be paid in Restricted Shares, (ii) with respect to the incremental total of any Bonus Pool ranging from $2,700,000 to $4,050,000, 65% will be paid in cash and 35% will be paid in Restricted Shares and (iii) with respect to the incremental total of any Bonus Pool in excess of $4,050,000, 50% will be paid in cash and 50% will be paid in Restricted Shares.  In addition, in accordance with this agreement, Mr. Zimmerman shall not be permitted to sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his stock holdings in us exceeds a multiple of five times his annual base compensation.  Mr. Zimmerman’s employment agreement, which became effective on April 16, 2006, was extended during 2010, and is currently scheduled to expire on December 31, 2012, subject to earlier termination in certain circumstances.  Expiration of the term of the employment agreement on December 31, 2012 does not constitute a termination without Cause or give Mr. Zimmerman the right to claim termination for Good Reason.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Zimmerman is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•
Without Cause or For Good Reason.  If Mr. Zimmerman’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to (i) a payment equal to three times the greater of his combined annual base compensation and performance bonus for the preceding fiscal year or the average of his combined annual base compensation and performance bonus for the three preceding fiscal years, (ii) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends on such Restricted Shares, (iv) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs and (v) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination.  In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2010 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $12,785,246.

•
Change In Control.  If Mr. Zimmerman’s employment is terminated (i) by us without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within six months following a Change In Control, or (iii) by us other than for Cause or by his resignation for Good Reason within 24 months following a Change In Control, he will be entitled to (a) a payment equal to 300% of the sum of his current annual base compensation and his performance bonus for the immediately preceding year, (b) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (c) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends on such Restricted Shares, (d) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (e) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination and (f) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement  In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2010 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $12,870,872.

•
Death or Disability.  If Mr. Zimmerman’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a payment equal to two times his current annual base compensation, (ii) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends on such Restricted Shares, (iv) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (v) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination and (vi) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations).  In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2010 (a) by reason of his death, his estate would have been entitled to receive from us a payment estimated to be $4,301,878 or (b) by reason of his Disability, he or his legal guardian would have been entitled to receive from us a payment estimated to be $4,445,978 (assuming payment of health insurance until age 70).

•
Cause, Voluntarily Without Good Reason or Retirement.  If Mr. Zimmerman’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason or as a result of his Retirement, he will be entitled to receive from us a payment estimated to be $80,985 for the distributions paid on the outstanding DERs at December 31, 2010.  In addition, if Mr. Zimmerman’s employment is terminated as a result of his Retirement, all of his vested stock options and related DERs will remain outstanding for a 24-month period following his Retirement.  In the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2010 as a result of his Retirement, he would have been entitled to receive from us a payment estimated to be $347,800.

In addition to the foregoing amounts, in the event that Mr. Zimmerman’s employment with us was terminated on December 31, 2010 under any of the scenarios identified above, he would have also been entitled to receive from us (i) the payment of his 2010 cash bonus of $1,500,000, (ii) a payment of all amounts deferred by him under the Senior Officers Plan equal to $28,224 and (iii) a payment equal to the deferred settlement of the 2007 RSUs of $944,447 (which amount represents the aggregate fair market value of the RSUs granted on October 26, 2007 that vested in their entirety on December 31, 2010).

William S. Gorin.  The employment agreement for Mr. Gorin provides for an annual base salary of not less than $800,000.  Upon execution of this agreement, Mr. Gorin received a one-time award of 100,000 Restricted Shares.  In addition, Mr. Gorin is eligible to participate with Messrs. Zimmerman and Freydberg in the Bonus Pool, ranging annually from $750,000 to $6.3 million or more, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee.  The aggregate Bonus Pool is based upon our achievement of specified ROAE targets.  Specific information regarding the Bonus Pool, including the applicable

ROAE targets, is provided under “Compensation Discussion and Analysis—Key Elements of Compensation” of this Executive Compensation section of the Proxy Statement.  Amounts allocated to Mr. Gorin annually from the Bonus Pool will be paid in a combination of cash and Restricted Shares based on the total size of the Bonus Pool.  Specifically, (i) with respect to any Bonus Pool equal to or less than $2,700,000, 75% of the amount allocated to Mr. Gorin will be paid in cash and 25% will be paid in Restricted Shares, (ii) with respect to the incremental total of any Bonus Pool ranging from $2,700,000 to $4,050,000, 65% will be paid in cash and 35% will be paid in Restricted Shares and (iii) with respect to the incremental total of any Bonus Pool in excess of $4,050,000, 50% will be paid in cash and 50% will be paid in Restricted Shares.  In addition, in accordance with this agreement, Mr. Gorin shall not be permitted to sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his stock holdings in us exceeds a multiple of four times his annual base compensation.  Mr. Gorin’s employment agreement has a stated initial term of approximately three and one-half years, through December 31, 2011, and will automatically renew for additional one-year periods after December 31, 2011, unless either party provides notice of non-renewal at least six months in advance, subject to earlier termination in certain circumstances.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Gorin is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•
Without Cause or For Good Reason.  If Mr. Gorin’s employment is terminated by us without Cause (which would include our determination not to renew his employment at the end of any applicable term) or by him for Good Reason, he will be entitled to (i) a payment equal to his current annual base compensation that would be payable from the date of such termination through the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination, (ii) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends, including accrued dividends, on such Restricted Shares, (iv) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (v) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination and (vi) the continued participation, at our expense, in our health insurance until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination.  In the event that Mr. Gorin’s employment with us was terminated on December 31, 2010 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $3,286,624.

•
Change In Control.  If Mr. Gorin’s employment is terminated (i) by us without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within two and one-half months following a Change In Control, or (iii) by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to (a) a payment equal to 300% of the sum of his current annual base compensation and his highest performance bonus received during one of the two immediately preceding years, (b) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (c) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends, including accrued dividends, on such Restricted Shares, (d) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (e) the pro rata vesting of his outstanding performance-based RSUs subject to achievement of certain performance goals measured through the date of termination and (f) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement.  In the event that Mr. Gorin’s employment with us was terminated on December 31,

2010 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $10,556,654.

•
Death or Disability.  If Mr. Gorin’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a payment equal to his current annual base compensation, (ii) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends, including accrued dividends, on such Restricted Shares, (iv) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (v) the pro rata vesting of his outstanding performance-based PRSUs subject to the achievement of certain performance goals measured through the date of termination, and (vi) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations).  In the event that Mr. Gorin’s employment with us was terminated on December 31, 2010 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $3,248,897 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $3,717,220 (assuming payment of health insurance until age 65).

•
Cause or Voluntarily Without Good Reason.  If Mr. Gorin’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will be entitled to receive from us a payment estimated to be $61,776 for the distributions paid on the outstanding DERs at December 31, 2010.

In addition to the foregoing amounts, in the event that Mr. Gorin’s employment with us was terminated on December 31, 2010 under any of the scenarios identified above, he would have also been entitled to receive from us (i) the payment of his 2010 cash bonus of $1,150,000 and (ii) a payment equal to the deferred settlement of the 2007 RSUs of $637,500 (which amount represents the aggregate fair market value of the RSUs granted on October 26, 2007 that vested in their entirety on December 31, 2010).

Stephen D. Yarad.  The employment offer letter for Mr. Yarad provides for an annual base salary of $350,000 for 2010 and 2011 (the amount payable in 2010 was on an annualized basis) and a pro rated guaranteed annualized performance bonus of not less than $175,000.  The annual performance bonus payable to Mr. Yarad in 2010 and 2011 is payable in cash and Restricted Shares, with at least 66.67% of such bonus payable in cash.  The Restricted Shares are to be awarded pursuant to the 2010 Equity Compensation Plan and are subject to the terms thereof including vesting requirements.  The offer letter does not provide for any payments upon the termination of his employment or a change in control involving MFA.

Although Mr. Yarad’s employment offer letter does not provide any severance benefits, he may fully or partially vest in his Restricted Shares and 2010 RSU awards under certain circumstances, in accordance with the terms of those awards.  For the Restricted Shares granted on December 15, 2010 as part of Mr. Yarad’s annual incentive award, any unvested Restricted Shares vest in full in case of termination of employment due to death, disability, retirement or termination by the Company without cause.  Had any of these events occurred on December 31, 2010, the value of the Restricted Shares that would have vested for Mr. Yarad would have been valued at $14,965 (based on the closing price of the Common Stock of $8.16 per share on that date).  In addition, for the performance-based RSUs granted as part of the 2010 RSU awards, the award agreement provides for pro rata vesting upon death, disability or termination without cause subject to achievement of certain performance measures through the date of termination.  Had any of these events occurred on December 31, 2010, the value of the performance-based RSUs that would have vested for Mr. Yarad would have been valued at $2,141.   For the time-based RSUs granted as part of the 2010 RSU awards, no vesting occurs upon any termination of employment before December 31, 2011.

In addition to the foregoing amounts, in the event that Mr. Yarad’s employment with us was terminated on December 31, 2010 under any of the scenarios identified above, he would have also been entitled to receive from us the payment of his 2010 cash bonus of $40,000.

Ronald A. Freydberg.  The employment agreement for Mr. Freydberg provides for an annual base salary of not less than $750,000.  Upon execution of this agreement, Mr. Freydberg received a one-time award of 75,000 Restricted Shares.  In addition, Mr. Freydberg is eligible to participate with Messrs. Zimmerman and Gorin in the Bonus Pool, ranging annually from $750,000 to $6.3 million or more, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee.  The aggregate Bonus Pool is based upon our achievement of specified ROAE targets.  Specific information regarding the Bonus Pool, including the applicable ROAE targets, is provided under “Compensation Discussion and Analysis—Key Elements of Compensation” of this Executive Compensation section of the Proxy Statement.  Amounts allocated to Mr. Freydberg annually from the Bonus Pool will be paid in a combination of cash and Restricted Shares based on the total size of the Bonus Pool.  Specifically, (i) with respect to any Bonus Pool equal to or less than $2,700,000, 75% of the amount allocated to Mr. Freydberg will be paid in cash and 25% will be paid in Restricted Shares, (ii) with respect to the incremental total of any Bonus Pool ranging from $2,700,000 to $4,050,000, 65% will be paid in cash and 35% will be paid in Restricted Shares and (iii) with respect to the incremental total of any Bonus Pool in excess of $4,050,000, 50% will be paid in cash and 50% will be paid in Restricted Shares.  In addition, in accordance with this agreement, Mr. Freydberg shall not be permitted to sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his stock holdings in us exceeds a multiple of three times his annual base compensation.  Mr. Freydberg’s employment agreement has a stated initial term of approximately three and one-half years, through December 31, 2011, and will automatically renew for additional one-year periods after December 31, 2011, unless either party provides notice of non-renewal at least six months in advance, subject to earlier termination in certain circumstances.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Freydberg is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•
Without Cause or For Good Reason.  If Mr. Freydberg’s employment is terminated by us without Cause (which would include our determination not to renew his employment at the end of any applicable term) or by him for Good Reason, he will be entitled to (i) a payment equal to his current annual base compensation that would be payable from the date of such termination through the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination, (ii) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends, including accrued dividends, on such Restricted Shares, (iv) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (v) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination and (vi) the continued participation, at our expense, in our health insurance until the later of the contractual expiration of the stated term set forth in his employment agreement or the first anniversary of such termination.  In the event that Mr. Freydberg’s employment with us was terminated on December 31, 2010 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $2,667,435.

•
Change In Control.  If Mr. Freydberg’s employment is terminated (i) by us without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within two and one-half months following a Change In Control, or (iii) by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to (a) a payment equal to 300% of the sum of his current annual base compensation and his highest performance bonus received during one of the two immediately preceding years, (b) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (c) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends, including accrued dividends, on such Restricted Shares, (d) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (e) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination and (f) the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement.  In the event that Mr. Freydberg’s employment with us was terminated on December 31, 2010 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $9,289,724.

•
Death or Disability.  If Mr. Freydberg’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a payment equal to his current annual base compensation, (ii) the immediate full vesting of all of his outstanding stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting of all of his outstanding Restricted Shares and the payment of all dividends, including accrued dividends, on such Restricted Shares, (iv) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs, (v) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination and (vi) in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations).  In the event that Mr. Freydberg’s employment with us was terminated on December 31, 2010 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $2,629,708 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $3,170,080 (assuming payment of health insurance until age 65).

•
Cause or Voluntarily Without Good Reason.  If Mr. Freydberg’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will be entitled to receive from us a payment estimated to be $57,369 for the distributions paid on the outstanding DERs at December 31, 2010.

In addition to the foregoing amounts, in the event that Mr. Freydberg’s employment with us was terminated on December 31, 2010 under any of the scenarios identified above, he would have also been entitled to receive from us (i) the payment of his 2010 cash bonus of $750,000 and (ii) a payment equal to the deferred settlement of the 2007 RSUs of $637,500 (which amount represents the aggregate fair market value of the RSUs granted on October 26, 2007 that vested in their entirety on December 31, 2010).

Craig L. Knutson.  The employment agreement for Mr. Knutson provides for an annual base salary equal to $425,000.  Pursuant to this agreement, Mr. Knutson is eligible to receive an annual performance bonus as recommended by our Chief Executive Officer and approved by the Compensation Committee or the independent directors on the Board, as the case may be.  Mr. Knutson’s employment agreement has a stated initial term of 30 months, through December 31, 2011, and will automatically renew for additional one-year periods after December 31, 2011, unless either party provides notice of non-renewal at least six months in advance, subject to earlier termination in certain circumstances.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Knutson is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•
Without Cause or For Good Reason.  If Mr. Knutson’s employment is terminated by us without Cause (which would exclude our determination not to renew his employment at the end of any applicable term), he will be entitled to (i) a payment equal to the sum of (A) his current annual base compensation and (B) the average performance bonus payable to him with respect to the three immediately preceding years; provided that, if Mr. Knutson was not an employee of the Company during one or more of such three preceding years, such year(s) shall not be taken into account, (ii) the immediate full vesting of all of his outstanding Restricted Shares and stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs and (iv) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination.  In the event that Mr. Knutson’s employment with us was terminated on December 31, 2010 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $2,154,249.

•
Change In Control.  If Mr. Knutson’s employment is terminated (i) by us without Cause (which would include our determination not to renew his employment at the end of any applicable term) within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within two and one-half months following a Change In Control, (iii) by us other than for Cause (which would include our determination not to renew his employment at the end of any applicable term) or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to (a) a payment equal to the sum of his current annual base compensation and the average performance bonus payable to him with respect to the three immediately preceding years; provided that, if Mr. Knutson was not an employee of the Company during one or more of such three preceding years, such year(s) shall not be taken into account, (b) the immediate full vesting of all of his outstanding Restricted Shares and stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (c) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs and (d) the pro rata vesting of his outstanding performance-based RSUs subject to achievement of certain performance goals measured through the date of termination.  In the event that Mr. Knutson’s employment with us was terminated on December 31, 2010 under one of these three scenarios, he would have been entitled to receive from us a payment estimated to be $2,154,249.

•
Death or Disability.  If Mr. Knutson’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to (i) a payment equal to the sum of (A) his current annual base compensation and (B) the average performance bonus payable to him with respect to the three immediately preceding years; provided that, if Mr. Knutson was not an employee of the Company during one or more of such three preceding years, such year(s) shall not be taken into account, (ii) the immediate full vesting of all of his outstanding Restricted Shares and stock options, with such stock options and related DERs remaining outstanding until the earlier of 90 days after such termination or the contractual expiration of such instruments had such termination not occurred, (iii) the immediate full vesting and settlement of all of his outstanding time-based RSUs and the payment of all dividends on such RSUs and (iv) the pro rata vesting of his outstanding performance-based RSUs subject to the achievement of certain performance goals measured through the date of termination.  In the event that Mr. Knutson’s employment with us was terminated on December 31, 2010 (i) by reason of his death, his estate would have been entitled to receive from us payments estimated to be $2,154,249 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us payments estimated to be $2,154,249.

•
Cause or Voluntarily Without Good Reason.  If Mr. Knutson’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will be entitled to receive from us a payment estimated to be $19,211 for the distributions paid on the outstanding DERs at December 31, 2010.

In addition to the foregoing amounts, in the event that Mr. Knutson’s employment with us was terminated on December 31, 2010 under any of the scenarios identified above, he would have also been entitled to receive from us the payment of his 2010 cash bonus of $750,000.

Each of the employment agreements of Messrs. Zimmerman, Gorin and Freydberg includes a prohibition on (a) providing services to, or acquiring certain interests in, any other mortgage REIT and (b) soliciting our employees, in either case without our consent, for a period of one year following a termination of employment; provided that the non-compete obligation described in clause (a) of this sentence will not be effective, in the event any such individual elects not to renew the term of his employment upon expiration of the initial or any renewal period.  In addition, Mr. Knutson’s employment agreement generally includes a prohibition on (i) providing services to, or acquiring certain interests in, without our consent, (A) any entity or person engaged in acquiring mortgage-backed securities, for a period of five months following a termination of employment, or (B) any other mortgage REIT for a period of one year following a termination of employment, and (ii) soliciting our employees, without our consent, for a period of one year following a termination of employment; provided that the non-compete obligations described in clause (i) of this sentence will not be effective in the event either he or we elect not to renew the term of his employment upon the expiration of the initial or any renewal period, and the non-compete obligations described in clause (A) of this sentence will not be effective if certain minimum bonus payments are not paid to Mr. Knutson.    Further, Mr. Yarad’s offer letter includes a prohibition on soliciting our employees without our consent for a period of one year following a termination of employment as well as requiring Mr. Yarad to maintain the confidentiality of our confidential and proprietary information.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MFA.  Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2010 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Shares(2)(3)	Shares Subject to Options(4)	Total	Percent of Class
Directors and Officers
Stewart Zimmerman	593,982	185,000	778,982	*
William S. Gorin	514,445	100,000	614,445	*
Stephen D. Yarad	2,445	—	2,445	*
Ronald A. Freydberg	383,723	100,000	483,723	*
Craig L. Knutson	180,260	—	180,260	*
Stephen R. Blank	19,968	5,000	24,968	*
James A. Brodsky	32,334	5,000	37,334	*
Edison C. Buchanan	16,250	5,000	21,250	*
Michael L. Dahir	196,186	5,000	201,186	*
Alan L. Gosule	18,836	5,000	23,836	*
Robin Josephs	28,500	5,000	33,500	*
George H. Krauss	38,473	5,000	43,473	*
All directors and executive officers as a group (16 persons)	2,109,503	527,500	2,637,003	*

Blackrock, Inc.(5)
40 East 52nd Street San Francisco, California 94105	21,609,792	—	21,609,792	7.69%
Goldman Sachs Asset Management(6) 200 West Street New York, New York 10282	21,675,851	—	21,675,851	7.7%
Prudential Financial, Inc. (7) 751 Broad Street Newark, New Jersey 07102	14,177,012	—	14,177,012	5.1%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.

(1)	The business address of each director and Named Executive Officer is c/o MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022.

(2)
Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that (i) Mr. Freydberg jointly holds 76,000 shares with his spouse and (ii) Mr. Krauss’s spouse has sole voting and investment power with respect to 22,223 shares.

(3)
Includes unvested Restricted Shares granted to the Named Executive Officers pursuant to our 2010 Equity Compensation Plan as follows: Mr. Zimmerman – 219,944 Restricted Shares; Mr. Gorin – 209,110 Restricted Shares; Mr. Yarad — 1,834 Restricted Shares; Mr. Freydberg – 156,592 Restricted Shares; and Mr. Knutson – 95,373 Restricted Shares.

(4)
For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any stock options.  Stock options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

(5)
On its Schedule 13G/A filed with the SEC on February 7, 2011, Blackrock, Inc. reported beneficially owning 21,609,792 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 21,609,792 shares of Common Stock beneficially owned by them.  The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 7.69%, which does not include any shares issued or repurchased by the Company since such percentage was calculated for purposes of the Schedule 13G/A, or subsequent sales or purchases by the reporting entity.

(6)
On its Schedule 13G filed with the SEC on February 14, 2011, Goldman Sachs Asset Management reported beneficially owning 21,675,851 shares of Common Stock, comprised of the following: (i) shared voting power with respect to 20,331,369 shares of Common Stock beneficially owned by them, and (ii) shared dispositive power with respect to 21,675,851 shares of Common Stock beneficially owned by them.  The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 7.7%, which does not include any shares issued or repurchased by the Company since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

(7)
On its Schedule 13G filed with the SEC on February 8, 2011, Prudential Financial, Inc. reported beneficially owning 14,177,012 shares of Common Stock, comprised of the following: (i) sole voting and sole dispositive power with respect to 1,610,273 shares of Common Stock beneficially owned by them, (ii) shared voting power with respect to 11,412,339 shares of Common Stock beneficially owned by them, and (iii) shared dispositive power with respect to 12,566,739 shares of Common Stock beneficially owned by them.  The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 5.1%, which does not include any shares issued or repurchased by the Company since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting.  If other matters should properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2012 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December , 2011.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, that is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.  Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2012 Annual Meeting of Stockholders must notify us in writing of such proposal by December      , 2011, but in no event earlier than November        , 2011.

Any such nomination or proposal should be sent to Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022 and, to the extent applicable, must include the information required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials.  A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders.  Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise.  If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Financial, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, Attn: Timothy W. Korth, our General Counsel, Senior Vice President and Corporate Secretary or by calling our investor relations toll-free phoneline at (800) 892-7547.  In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.”  Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting.  This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview.  No additional compensation will be given to our directors, executive officers or employees for this solicitation.  We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut  06902, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses.  We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER.  REQUESTS SHOULD BE DIRECTED TO TIMOTHY W. KORTH, OUR GENERAL COUNSEL, SENIOR VICE PRESIDENT AND CORPORATE SECRETARY, AT MFA FINANCIAL, INC., 350 PARK AVENUE, 21ST FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Timothy W. Korth
General Counsel, Senior Vice President
and Corporate Secretary
New York, New York
April         , 2011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
350 PARK AVENUE, 21ST FLOOR NEW YORK, NY 10022
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:						number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees

01	Stephen R. Blank 02 William S. Gorin

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	Approval of the amendment to MFA's charter to increase the number of authorized shares to 1,000,000,000 shares							☐	☐	☐

3	Approval, by non-binding vote, of MFA's executive compensation							☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:							3 years	2 years	1 year	Abstain

4	Recommendation, by non-binding vote, of the frequency of future advisory votes on MFA's executive compensation						☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

5	Ratification of the appointment of Ernst & Young LLP as MFA's independent registered public accounting firm for the fiscal year ending December 31, 2011							☐	☐	☐

For address change/comments, mark here.					☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2010 Annual Report is/are available at www.proxyvote.com .

MFA FINANCIAL, INC. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Stewart Zimmerman, James A. Brodsky and/or Alan L. Gosule, and each of them or their respective successors, as proxies for the undersigned, with full power of substitution, to represent the undersigned at the 2011 Annual Meeting of Stockholders (the "Annual Meeting") of MFA Financial, Inc., a Maryland corporation ("MFA"), to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 24, 2011, at 10:00 a.m., New York City time, and at any adjournment or postponement thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH NOMINEE FOR DIRECTOR, "FOR" THE APPROVAL OF THE AMENDMENT TO MFA'S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 1,000,000,000 SHARES, "FOR" THE APPROVAL, BY NON-BINDING VOTE, OF MFA'S EXECUTIVE COMPENSATION, "FOR" THE RECOMMENDATION, BY NON-BINDING VOTE, ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION TO OCCUR EVERY THREE YEARS AND "FOR" THE RATIFICATION OF MFA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, EACH AS DESCRIBED IN THE PROXY STATEMENT. THIS PROXY IS REVOCABLE. IN THEIR DISCRETION AS PROXIES STEWART ZIMMERMAN, JAMES A. BRODSKY AND/OR ALAN L. GOSULE, AND EACH OF THEM OR THEIR RESPECTIVE SUCCESSORS, ARE HEREBY AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the reverse side)